================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          WENDY'S INTERNATIONAL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

================================================================================

--------------------------------------------------------------------------------

PROXY STATEMENT

WENDY'S
INTERNATIONAL,
INC.

LOGO

                      1997 ANNUAL MEETING OF SHAREHOLDERS

      CONTENTS

      Notice of Annual Meeting of Shareholders
   1  Proxy Statement
   1  Voting Securities and Principal Holders Thereof
   3  Election of Directors
   5  Committees of Directors
   7  Compensation of Management
   7  Summary Compensation Table
   8  Options Granted in Last Fiscal Year
   9  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
   9  Report of the Compensation Committee on Executive Compensation
  15  Comparison of Five-Year Total Return For Wendy's International, Inc., The Restaurants Index
        and the S&P 500 Index
  16  Comparison of Five-Year Total Return For Wendy's International, Inc., The Peer Group Index
        and the S&P 500 Index
  16  Executive Agreements
  19  Certain Transactions Involving Management
  21  Selection of Independent Public Accountants
  21  Approval of Amendments to the Company's 1990 Stock Option Plan
  28  Shareholder Proposal
  30  Other Matters
      Map to Wendy's Annual Meeting

WENDY'S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wendy's International, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Wendy's International, Inc. (the "Company") will be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Tuesday, April 29, 1997, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

     1. To elect five Directors, each for a term of three years.

     2. To ratify the selection of Coopers & Lybrand L.L.P. as the independent public accountants of the Company for the current year.

     3. To approve amendments to the Company's 1990 Stock Option Plan.

     4. To consider the Shareholder Proposal, if presented at the Annual Meeting, as described on pages 28 to 30 of the Proxy Statement.

     5. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 3, 1997 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the enclosed Proxy so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of such Proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy.

                                                  /s/ Frederick R. Reed
                                                   FREDERICK R. REED
                                                       Secretary

Dublin, Ohio
March 5, 1997

WENDY'S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256
(614) 764-3100

--------------------------------------------------------------------------------
PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Tuesday, April 29, 1997, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing or in open meeting. Unless otherwise specified, all properly executed Proxies received by the Board of Directors will be voted "FOR" the election as Directors of the nominees listed below under "ELECTION OF DIRECTORS", "FOR" the ratification of the selection of independent public accountants, "FOR" the approval of amendments to the 1990 Stock Option Plan and "AGAINST" the Shareholder Proposal, if presented at the Annual Meeting, described on pages 28 to 30 of this Proxy Statement.

Solicitation of Proxies may be made by mail, personal interview, telephone and telegraph by Officers, Directors and regular employees of the Company. In addition, the Company has retained, at an estimated cost of $13,000 plus reasonable expenses, Georgeson & Co., a firm specializing in proxy solicitation. All costs of solicitation will be borne by the Company. This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 11, 1997.

--------------------------------------------------------------------------------
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

The total number of outstanding shares entitled to vote at the meeting is 131,275,902 and only shareholders of record at the close of business on March 3, 1997, are entitled to notice of and to vote at said meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting must so notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute his votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of March 3, 1997:

                                                      (3) AMOUNT AND
                                                         NATURE OF
 (1) TITLE OF         (2) NAME AND ADDRESS OF           BENEFICIAL          (4) PERCENT OF
    CLASS                BENEFICIAL OWNER              OWNERSHIP(a)              CLASS
--------------    -------------------------------    -----------------     -----------------
Common shares     Ronald V. Joyce                        16,565,000               12.6%
                  10 Blue Ridge Mountain Estates
                  Calgary, Alberta T2M 4N4
                  Canada

---------
(a) Includes options exercisable within 60 days following March 3, 1997.


SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 3, 1997, certain information with respect to the Company's common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, the Executive Officers named in the Summary Compensation Table set forth on page 7 of this Proxy Statement and by all Directors and Executive Officers as a group:

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                      (3) AMOUNT AND
                                                         NATURE OF
                         (2) NAME OF BENEFICIAL         BENEFICIAL          (4) PERCENT OF
 (1) TITLE OF CLASS               OWNER              OWNERSHIP (a)(b)            CLASS
---------------------   -------------------------    -----------------     -----------------
(All of these are       R. David Thomas                   6,186,727                4.7%
common shares.)         Ronald V. Joyce                  16,565,000               12.6%
                        Gordon F. Teter                     338,459                 .3%
                        John K. Casey                       109,938                 .1%
                        Ronald E. Musick                    221,710                 .2%
                        Frederick R. Reed                       775                 --
                        W. Clay Hamner                        3,474                 --
                        Ernest S. Hayeck                      1,325                 --
                        Janet Hill                            2,025                 --
                        Thomas F. Keller                      1,645                 --
                        True H. Knowles                       1,000                 --
                        Andrew G. McCaughey                   3,000                 --
                        Fielden B. Nutter, Sr.               42,351                 --
                        James V. Pickett                     50,383                 --
                        Thekla R. Shackelford                14,811                 --
                        Charles W. Rath                      40,355                 --
                        John W. Wright                       27,657                 --
                        All Directors and                24,201,111               18.4%
                        Executive Officers as a
                        group (27 persons)

---------
(a) The amounts reflected in this table include common shares in which there is shared voting and investment power.

(b) Includes options exercisable within 60 days following March 3, 1997.


The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

--------------------------------------------------------------------------------
ELECTION OF DIRECTORS

The Board of Directors has designated the following nominees for election as Directors of the Company with their terms to expire in 2000:

                   DIRECTORS AND THEIR                                       DIRECTOR
                  PRINCIPAL OCCUPATIONS                          AGE          SINCE
---------------------------------------------------------        ---         --------
Fielden B. Nutter, Sr. (1)...............................        72            1980
  President, F.B. Nutter Leasing Co.
  Pompano Beach, Florida;
  Chairman and Chief Executive Officer,
  John Henry Rock Drills, Inc.
  Belle, West Virginia
James V. Pickett (1)(2)..................................        55            1982
  Chairman, The Pickett Companies;
  Managing Director of the real estate investment
  group of Banc One Capital Corporation
  Dublin, Ohio
Thomas F. Keller (1)(2)..................................        65            1991
  R.J. Reynolds Professor of Business Administration
  Fuqua School of Business,
  Duke University
  Durham, North Carolina
Ronald V. Joyce (1)......................................        66            1996
  Senior Chairman and Co-Founder
  The TDL Group Ltd.
  Oakville, Ontario, Canada
Andrew G. McCaughey (1)(2)...............................        74            1997
  Former Chairman and Chief Executive Officer
  Scott's Hospitality Inc.
  Toronto, Ontario, Canada

The following Directors will continue to serve after the 1997 Annual Meeting:

TERMS EXPIRING IN 1998

R. David Thomas..........................................        64            1969
  Senior Chairman of the Board and Founder
John K. Casey (1)........................................        64            1988
  Vice Chairman and Chief Financial Officer
Ernest S. Hayeck (1).....................................        72            1993
  Retired Judge
  Trial Court of Massachusetts
Janet Hill (1)(2)........................................        49            1994
  Vice President, Alexander & Associates, Inc.
  Washington, D.C.
True H. Knowles (1)(2)...................................        59            1997
  Retired President and Chief Operating Officer
  Dr Pepper Company, and
  Retired Executive Vice President
  Dr Pepper/Seven-Up Companies, Inc.
  Dallas, Texas

TERMS EXPIRING IN 1999

Thekla R. Shackelford (2)................................        62            1984
  Owner/President, School Selection Consulting
  Columbus, Ohio
Ronald E. Musick.........................................        56            1987(3)
  Executive Vice President
W. Clay Hamner (1)(2)....................................        51            1987
  Chairman and Chief Executive Officer,
  Montrose Capital Corporation
  Durham, North Carolina
Gordon F. Teter (1)......................................        53            1990
  Chairman of the Board,
  Chief Executive Officer and President
Frederick R. Reed (1)....................................        48            1995
  Executive Vice President,
  General Counsel and Secretary

---------
(1) Mr. Nutter was also Chairman and Chief Executive Officer of Kare Electronics, Inc. from December, 1988 until June 1, 1993, when that company was dissolved. Mr. Nutter has been Chairman and Chief Executive Officer of Dickirson Drills, Inc. since April, 1992. He assumed his current position with John Henry Rock Drills, Inc. on September 1, 1993. F.B. Nutter Leasing Co. is a real estate leasing and management company. Kare Electronics, Inc. distributed electronic monitoring devices. Dickirson Drills, Inc. manufactures rotary blast hole drills. John Henry Rock Drills, Inc. manufactures hydraulic rock drills.

    Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. Mr. Pickett became the Managing Director of the real estate investment group of Banc One Capital Corporation on February 1, 1993.

    Mr. Keller was also Dean of the Fuqua School of Business at Duke University until he retired from that position on May 31, 1996.

    Mr. Joyce was Chairman and Chief Executive Officer of The TDL Group Ltd. until December 29, 1995, when that company became an indirect subsidiary of the Company. The TDL Group Ltd. franchises and operates Tim Hortons restaurants.

    Mr. McCaughey was Chairman and Chief Executive Officer of Scott's Hospitality Inc. from April 30, 1989 to September 3, 1992. Scott's Hospitality Inc. operated restaurants and hotels, and was also involved with the school bus and retail photography industries. Scott's Hospitality Inc. had been a Canadian franchisee operating both Wendy's and Tim Hortons restaurants since 1987. The successor company to Scott's Hospitality Inc. presently operates 11 franchised Wendy's and 17 franchised Tim Hortons restaurants.

    As a part of his approaching retirement, Mr. Casey will become Vice President and Senior Advisor effective April 1, 1997.

    Judge Hayeck was a Trial Court Justice for the State of Massachusetts, from January 27, 1970 until he retired on January 26, 1993. Judge Hayeck was awarded the American Bar Association Franklin N. Flaschner Judicial Award in 1992. He is also a faculty member of the National Judicial College. He became a Director of the Company on February 8, 1993.

    Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm.

                               4

    Mr. Knowles was President and Chief Operating Officer of the Dr Pepper Company and Executive Vice President of Dr Pepper/Seven-Up Companies, Inc., from January, 1992 until he retired in June, 1995.

    Montrose Capital Corporation is a private investment company. Mr. Hamner was Chairman of The Pantry, Inc. from July 11, 1994 until August 19, 1996. The Pantry, Inc. is a convenience store chain.

    Mr. Teter became President and Chief Operating Officer of the Company on February 18, 1991. He added the title of Chief Executive Officer on January 1, 1995. He assumed his current position with the Company on February 19, 1997.

    Mr. Reed was a partner of Vorys, Sater, Seymour and Pease from January 1, 1980 to August 31, 1996. He assumed his current position with the Company on September 3, 1996. Mr. Reed will become Chief Financial Officer, General Counsel and Secretary effective April 1, 1997.

    Each of the other Directors has had the same principal occupation and employer during the past five years as set forth in this table.

(2) Mr. Pickett serves as a director of Metatec Corporation; Mr. Keller serves as a director of Ladd Furniture Company, Hatteras Income Securities, Inc., Nations Funds, Inc., Nations Fund Trust, Nations Government Income Term Trust 2003, Inc., Nations Government Income Term Trust 2004, Inc., Nations Balanced Target Maturity Fund Inc., Mentor Funds Trust, DIMON International, American Business Products and Biogen Inc.; Mr. McCaughey serves as a director of Toromont Industries Ltd.; Mrs. Hill serves as a director of The Progressive Corporation, First Union Bank of Virginia, Maryland and D.C. and Tambrands, Inc.; Mr. Knowles serves as a director of Cott Corporation; Mrs. Shackelford serves as a director of Banc One Corporation; and Mr. Hamner serves as a director of Fuqua Enterprises, Inc.

(3) Mr. Musick was a Director of the Company from 1970 to 1981.


Unless otherwise directed, the persons named in the Proxy will vote the Proxies for the election of Messrs. Nutter, Pickett, Keller, Joyce and McCaughey as Directors of the Company, each to serve for a term of three years and until their successors are elected and qualified. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company's Regulations, the five nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

--------------------------------------------------------------------------------
COMMITTEES OF DIRECTORS

A total of eight meetings of the Board of Directors of the Company were held during 1996. No Director attended less than 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors, and (2) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director.

The Board of Directors has an Audit Committee, a Board Membership Committee and a Compensation Committee.

The members of the Audit Committee are Messrs. Keller (Chairman), Hayeck, Hamner, McCaughey and Pickett. The Committee met four times during 1996. Its function is to review the accounting and financial reporting practices of the Company and the adequacy of the Company's system of internal control, to review the scope and adequacy of internal audit activities and the work of the Company's independent public accountants, and to recommend to the Directors a firm of accountants to serve as the Company's independent public accountants.

The members of the Board Membership Committee are Messrs. Pickett (Chairman), Hamner, Reed, Thomas and Mrs. Shackelford. The Committee met twice during 1996. Its function is to recommend candidates for membership to the Board of Directors. The Board Membership Committee will consider nominees recommended by shareholders for the 1998 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than November 11, 1997, to James V. Pickett, P. O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Committee members.

The members of the Compensation Committee are Messrs. Nutter (Chairman), Knowles, Mrs. Shackelford and Mrs. Hill. Mr. Knowles became a member of the Committee on February 19, 1997, therefore his name does not appear on the Report of the Compensation Committee on Executive Compensation, which begins on page 9. The Compensation Committee met four times during 1996. The Compensation Committee's function is to examine the levels and methods of compensation employed by the Company with respect to the individuals named or to be named in the Company's proxy statement, to review and evaluate alternative and additional compensation programs for these individuals, and to make recommendations to the Board of Directors on such matters. The Compensation Committee has the authority to make all decisions regarding the individuals to whom options are to be granted under the Company's stock option plans, and the timing, pricing, number of options to be granted and the other terms of such grants (the Compensation Committee does not have the authority to amend the terms of the stock option plans or to adopt new stock option plans). In addition, the Compensation Committee has the authority to adopt one or more cash bonus plans which will qualify compensation paid thereunder as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and to implement and administer such plans.

In addition to the three committees set forth above, the Board of Directors has an Executive Committee and a Finance Committee.

Directors who are not employees of the Company or its subsidiaries are paid $7,000 quarterly, plus $1,500 for each Board meeting and $1,000 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each such meeting. Meetings of the Audit and Compensation Committees are qualified meetings, together with meetings of any special committees established from time to time.

Directors who are not employees of the Company or its subsidiaries also receive grants of stock options under Part II of the Company's 1990 Stock Option Plan. Each Director who is not an employee of the Company receives an annual grant of options to purchase 1,100 common shares. The option exercise price is 100% of the fair market value of the Company's common shares on the date of grant. Options are granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. Each option is granted for a period of 10 years. 25% of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options. If the proposed amendments to the 1990 Stock Option Plan are approved by shareholders, beginning in 1997 each Director who is not an employee of the Company or its subsidiaries will receive an annual grant of options to purchase 2,500 common shares. The proposed amendments will not affect the other terms described in this paragraph.

--------------------------------------------------------------------------------
COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company's last three fiscal years.

                          SUMMARY COMPENSATION TABLE
                                                                     LONG-TERM
                                                                   COMPENSATION
                                                                   -------------
                                        ANNUAL COMPENSATION         SECURITIES        ALL OTHER
   NAME AND PRINCIPAL                 ------------------------      UNDERLYING       COMPENSATION
        POSITION             YEAR     SALARY ($)     BONUS ($)      OPTIONS (#)         ($)(1)
-------------------------    -----    ----------     ---------     -------------     ------------
Gordon F. Teter,              1996      680,854      1,364,545        181,506           504,817
Chairman of the Board,        1995      571,385       963,113         208,555           257,362
Chief Executive               1994      436,865       536,308          82,398           108,083
Officer and President (2)

R. David Thomas,              1996      790,341(3)    682,273         105,638           105,258
Senior Chairman of the        1995      805,671(3)    481,556         109,535            72,328
Board and Founder             1994      798,214(3)    425,058         378,974            57,558

James W. Near,                1996      474,123       397,992               0           344,279
Chairman of the Board (4)     1995      693,538       481,556         108,925           255,617
                              1994      657,769       850,114         139,947           280,953

John K. Casey,                1996      376,231       440,064          54,638           180,627
Vice Chairman and             1995      356,308       461,109          58,078           157,890
Chief Financial Officer       1994      336,385       449,624          60,535           145,944

Charles W. Rath,              1996      292,092       312,615          33,358           151,842
Executive Vice President      1995      277,231       318,761          36,434           130,870
                              1994      260,673       306,196          38,079           122,978

John W. Wright,               1996      257,709       309,456          33,135            62,259
President and Chief           1995      245,432       312,920          35,326            28,382
Operating Officer,            1994      234,981       299,196          35,978            19,684
International Division (5)

---------
(1) The amounts shown in this column for each named Executive Officer consist of
    (i) aggregate contributions or other allocations to the Company's Profit Sharing and Savings Plan of $2,277, $2,288 and $3,689 made in 1996, 1995 and 1994, respectively (except that Mr. Wright did not receive contributions or allocations under this Plan in 1995 or 1994); and (ii) executive health insurance premiums paid by the Company for coverage for the named Executive Officers, and the amount allocated to the account of each of the named Executive Officers under the Company's Supplemental Executive Retirement Plan ("SERP"), as follows:

                   HEALTH INSURANCE PREMIUMS                SERP ALLOCATIONS
                  ----------------------------     ----------------------------------
      NAME         1996       1995       1994        1996         1995         1994
----------------  ------     ------     ------     --------     --------     --------
Mr. Teter.......  $2,579     $2,396     $2,396     $280,143     $124,003     $101,998
Mr. Thomas......  $4,251     $3,948     $3,948     $ 78,730     $ 66,092     $ 49,921
Mr. Near........  $2,579     $2,396     $2,396     $319,423     $250,933     $274,868
Mr. Casey.......  $2,579     $1,729     $1,335     $175,771     $153,873     $140,920
Mr. Rath........  $2,579     $2,396     $2,396     $146,986     $126,186     $116,893
Mr. Wright......  $2,579     $2,396     $2,396     $ 59,680     $ 25,986     $ 17,288

    In addition, the amount shown in this column for Messrs. Thomas and Near in 1996 includes a $20,000 allocation under Deferred Compensation Agreements between the Company and Messrs. Thomas and Near; and the amounts shown in this column for Mr. Teter in 1996 and 1995 includes allocations of $219,818 and $128,675, respectively, under an Agreement between the Company and Mr.
    Teter (which is described beginning on page 18).

                               7

(2) Mr. Teter was President, Chief Executive Officer and Chief Operating Officer until February 19, 1997.

(3) The amounts shown in this column for Mr. Thomas include payments made to Mr.
    Thomas for services rendered as the principal spokesman in the Company's television and radio commercials (the "Advertising Payments") in the amounts of $230,341, $251,209 and $273,637 in 1996, 1995 and 1994, respectively. Mr.
    Thomas was paid for these services at the minimum rate permitted by applicable union contract provisions. The Advertising Payments were not acted on by the Compensation Committee since they were not made for services rendered by Mr. Thomas in his capacity as an Executive Officer. The
    Advertising Payments are therefore not included in the compensation data set forth in the section of this Proxy Statement entitled "REPORT OF THE
    COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" (which begins on page 9).

(4) Mr. Near died on July 22, 1996.

(5) Mr. Wright was President -- International Division until February 19, 1997.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the named Executive Officers.

                     OPTIONS GRANTED IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------
                                    NUMBER OF
                                    SECURITIES        % OF TOTAL
                                    UNDERLYING         OPTIONS
                                     OPTIONS          GRANTED TO        EXERCISE                       GRANT DATE
                                     GRANTED         EMPLOYEES IN        PRICE         EXPIRATION     PRESENT VALUE
             NAME                     (#)(1)         FISCAL YEAR      ($/SHARE)(2)        DATE            $(3)
------------------------------    --------------     ------------     ------------     ----------     -------------
Gordon F. Teter...............        181,506            6.06%          $ 17.375         7/31/06        $ 844,257
R. David Thomas...............        105,638            3.53%          $ 17.375         7/31/06        $ 491,365
James W. Near.................              0              N/A               N/A             N/A              N/A
John K. Casey.................         54,638            1.82%          $ 17.375         7/31/06        $ 254,143
Charles W. Rath...............         33,358            1.11%          $ 17.375         7/31/06        $ 155,161
John W. Wright................         33,135            1.11%          $ 17.375         7/31/06        $ 154,124

---------
(1) 25% of the options listed in this column become exercisable on August 1, 1997. An additional 25% becomes exercisable on each successive August 1. These exercise dates may be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company's various stock option plans. If the Executive Officer's employment is terminated for any reason other than death, disability or retirement, the options will be canceled as of the date of such termination. If the Executive Officer's employment is terminated by reason of his death or disability, the options will become immediately exercisable and may be exercised at any time during the 12-month period after his death or date of becoming disabled, subject to the stated term of the options. If the Executive Officer's employment is terminated by reason of his retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options.

(2) The exercise price is the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the date of grant.

(3) All values shown are pre-tax. Values shown were calculated using the Black-Scholes option pricing model and the following assumptions: expected volatility .248; risk-free rate of return 6.3%; dividend yield 1.3%; and an expected time of exercise of four years. No adjustments were made for the non-transferability of the options or for the risk of forfeiture. The Company is not aware of any model which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in the market price of the Company's common shares above the market price on the date of grant. If such increase occurs, all shareholders will benefit commensurately. If no increase in the market price occurs, optionees will realize no value from stock options.


The following table sets forth information regarding each individual exercise of stock options made during the last fiscal year by each of the named Executive Officers.

                                                    AGGREGATED OPTION EXERCISES
                                                        IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR-END OPTION VALUES
                                                                                                  VALUE OF
                                                                    NUMBER OF                    UNEXERCISED
                                                              SECURITIES UNDERLYING         IN-THE-MONEY OPTIONS
                                                               UNEXERCISED OPTIONS           AT FISCAL YEAR-END
                   SHARES ACQUIRED                           AT FISCAL YEAR-END (#)               ($)(1)(2)
                         ON            VALUE REALIZED      ---------------------------   ---------------------------
       NAME         EXERCISE (#)           ($)(1)          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------ ---------------  ---------------------  -----------   -------------   -----------   -------------
Gordon F. Teter...           0                   N/A          234,857       399,723      $ 1,515,419    $ 1,459,872
R. David Thomas...           0                   N/A          216,870       377,277      $   749,535    $ 1,259,614
James W. Near.....           0                   N/A        1,498,469        35,187      $17,247,734    $         0
John K. Casey.....           0                   N/A          154,427       143,704      $ 1,088,136    $   568,380
Charles W. Rath...           0                   N/A           38,355        89,344      $   231,090    $   354,026
John W. Wright....       7,261           $    37,258           20,396        92,782      $    85,758    $   348,828

---------

(1) All values as shown are pre-tax.

(2) Based on the fiscal year-end closing price of $20.875 per share.


The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. The amounts of contributions or other allocations under the Profit Sharing and Savings Plan and the Supplemental Executive Retirement Plan for each of the named Executive Officers are set forth in footnote 1 to the Summary Compensation Table (see page 7). The third retirement plan is the Company's Pension Plan. Under the Pension Plan, each participant is credited with a basic benefit of 1% of current compensation. The participant may elect to contribute 2% of current compensation on an after-tax basis. If the participant elects to contribute, then the Company contributes an additional 2 1/2% of compensation for participants with less than five years of service under the Pension Plan, and 3% of compensation for participants with at least five years of service. Notwithstanding the contribution rates set forth above, the maximum annual contribution amount permitted under the Internal Revenue Code is currently $150,000. All accounts are credited with interest at an annual rate equal to the greater of 5% or the interest rate for one-year treasury bills determined at the end of the prior year, plus 1%. The estimated annual benefits payable upon retirement at normal retirement age under the Pension Plan for each of the named Executive Officers, other than Mr. Near, are as follows: Gordon F. Teter, $28,519; R. David Thomas, $113,581; John K. Casey, $26,216; Charles W. Rath, $19,487; and John W. Wright, $23,535. The estimated annual retirement benefits assume a 7% interest factor and retirement at age 65. Under the terms of the Pension Plan, Mrs. Near could elect to begin receiving payments at any time. The annual benefit payable to Mrs. Near under the Pension Plan if she had elected to begin receiving payments on October 1, 1996, the first date on which benefits could have been paid, was $21,246.

Mr. Thomas is the sole remaining participant in a separate retirement plan, and he does not continue to accrue benefits under that plan. The estimated annual benefit payable to Mr. Thomas upon retirement under that plan is $1,600, assuming a 4% annual salary increase, a 7% interest factor, and retirement at age 65.

Notwithstanding anything to the contrary as set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report and the performance graphs on pages 15 and 16 shall not be incorporated by reference into any such filings.

--------------------------------------------------------------------------------
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company's executive compensation policy has been "pay for performance" since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the

Company's executive compensation practices, this report provides information beyond the information required by the proxy rules issued in 1992 by the Securities and Exchange Commission.

The Executive Officers named in the Summary Compensation Table (see page 7), excluding Mr. Near, who died on July 22, 1996, have significant years of experience in the food-service industry, including over 63 years of experience in the Wendy's system. Each of those individuals possess talents and abilities which together make up a management team unique in the industry. The Company and its shareholders have benefited and continue to benefit from the skill, dedication and judgment of this team. The Committee believes that the overall compensation levels paid to the named Executive Officers reflect the performance of those individuals.

COMPENSATION PHILOSOPHY

The Company's executive compensation program is based on two objectives:

        Providing market-competitive compensation opportunities, and

        Creating a strong link between the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's Executive Officers.

There are three components to the Company's executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison for 1996 and prior years were comprised of the participants in the National Chain Restaurant Compensation Association annual survey and the same companies which comprise the "Restaurants Index" shown on the graph on page 15, except that compensation data for Perkins Family Restaurants, L.P. is not used because such data is not publicly available. For 1997, the companies used for this comparison are expected to be comprised of the companies which comprise the "Peer Group Index" shown on the graph on page 16.

Base salary ranges are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position's duties and responsibilities.

Annual incentive compensation opportunities are targeted at the 50th percentile of competitive data. The Company had three cash bonus plans which applied to Executive Officers for the 1996 fiscal year. Under the Senior Executive Earnings Maximization Plan (the "SEEMP") (which Messrs. Teter, Thomas and Near participated in during fiscal 1996, with the bonus paid to the estate of Mr. Near prorated) and the Earnings Maximization Plan (the "EMP") (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company exceeded specified net income goals for the year. The net income goals for the SEEMP were established in 1994 and increase annually. The net income goals for the EMP were established in 1991 and increase annually. The goals for both plans have been specified through the Company's 1998 fiscal year. Under the Management Incentive Plan, 1996 incentive awards were based on the extent to which the Company achieved or exceeded specified earnings per share and return on assets goals for the year. The awards to participants under this plan were based on the payout percentages specified in the following table multiplied by the participant's base salary and the targeted bonus percentage applicable to such employee's grade (which ranged from 12% to 25% of base salary). For 1996 the Company attained between 85% and 99.9% of its earnings per share goal and between 80% and 84.9% of its return on assets goal.

                                           MANAGEMENT INCENTIVE PLAN PAYOUT PERCENTAGES

                                                        EARNINGS PER SHARE
       % ATTAINMENT
     ---------------
     120.0%+                  75.00%          112.50%           135.00%        142.50%          150.00%          157.50%
     110.0%-119.9%            62.50%           93.75%           112.50%        118.75%          125.00%          131.25%
     100.0%-109.9%            50.00%           75.00%            90.00%         95.00%          100.00%          105.00%
      85.0%- 99.9%(1)         37.50%           56.25%            67.50%         71.25%           75.00%           78.75%
      80.0%- 84.9%            25.00%(2)        37.50%            45.00%         47.50%           50.00%           52.50%
                         -----------------------------------------------------------------------------------------------

      % ATTAINMENT        80.0%-84.9%(1)   85.0%-89.9%       90.0%-94.9%    95.0%-99.9%    100.0%-104.9%    105.0%-109.9%
    ---------------

       % ATTAIN
    --------------
     120.0%+                   165.00%          187.50%       225.00%
     110.0%-119.9%             137.50%          156.25%       187.50%
     100.0%-109.9%             110.00%          125.00%       150.00%
      85.0%- 99.9%(1)           82.50%           93.75%       112.50%
      80.0%- 84.9%              55.00%           62.50%        75.00%
                         --------------------------------------------
     % ATTAINMENT        110.0%-114.9%    115.0%-119.9%        120.0%+
    -------------

                               RETURN ON ASSETS

---------

(1) Indicates percentage of attainment applicable for fiscal year 1996.

(2) Less than 80% budget attainment in either payout criteria results in a 0% bonus factor.

Total annual cash compensation may be well below the 50th percentile when target performance is not achieved. When targets are significantly exceeded, total annual cash compensation may equal or exceed the 75th percentile.

The longer-term incentive compensation program primarily consists of stock options (although one of the cash incentive award programs has a longer-term orientation, since the annual financial performance goals have been specified through fiscal 1998). Award opportunities under the stock option program for 1996 were set by comparison to stock option grants made to comparable positions at companies with revenues of at least $500 million in the food-service industry and other industrial companies with revenues between $1 billion and $3 billion, and were set at approximately the 75th percentile. The companies used for the food-service industry comparison were the same companies which comprise the "Peer Group Index" shown on the graph on page 16. Options are exercisable at not less than 100% of the fair market value of the Company's common shares on the date of grant. Award opportunities under the stock option program are based on a fixed number of options for each eligible employee grade. As a result, the Black-Scholes value of options awarded will increase or decrease based on how the Company's stock price has changed since the previous year's option awards (assuming that the other inputs used in the Black-Scholes calculation remain constant). The fixed number of options to be awarded will be adjusted periodically by comparison to comparable positions within the food-service industry and to other industrial companies with revenues between $1 billion and $3 billion. Grantees do not receive a benefit from stock options unless and until the market price of the Company's common shares increases. This program accomplishes the objective of linking each Executive Officer's opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company's common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer's employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. Mr. Thomas is the sole remaining participant in a fourth retirement plan, and he does not continue to accrue benefits under that plan. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the executive health care reimbursement plan, which covers Executive Officers and other Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly-held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation". The Internal Revenue Service issued proposed regulations in December, 1993 which gave some guidance to publicly-held companies about how to qualify compensatory plans to meet the "performance-based compensation" requirements. Final regulations were issued in December, 1995. The Company adopted a new cash incentive plan and amended its stock option plans, and obtained shareholder approval in 1994 with regard to the new cash incentive plan and the amendments to the stock option plans, in a good faith effort to qualify compensation received under those plans as "performance-based" for purposes of Section 162(m). The Company will continue to review its compensatory plans and to assess the desirability of further revisions as the Internal Revenue Service begins to issue interpretations of the final regulations and competitive practices continue to emerge.

PAY/PERFORMANCE LINK

The Committee believes that the Company's executive compensation program has resulted in a positive relationship between the compensation paid to Executive Officers and the Company's performance. The net income goal for 1996 was exceeded. The Company attained between 85% and 99.9% of its earnings per share goal and between 80% and 84.9% of its return on assets goal. As a result, incentive cash compensation was 57.0% of the total cash compensation paid to Executive Officers for 1996.

Total cash compensation (salary and bonus) for Mr. Teter increased 33.3% over the prior year. Average total cash compensation for the named Executive Officers as a group (with the compensation amounts for each year determined according to the list of named Executive Officers for such year) decreased by 0.7% over the prior year. For the same years, the Company's net income increased 41.7% to $155,948,000 (or $1.19 per share, fully diluted) from $110,070,000 (or $.88 per share, fully diluted). The Company's fully diluted earnings per share have risen 164.4% since 1991, while the average total cash compensation for the named Executive Officers (with the compensation amounts for each year determined according to the list of named Executive Officers for such year) has risen 62.7%. The following table and graphs show the correlation between the Company's performance, measured as earnings per share (fully diluted), and the average total cash compensation for the Chief Executive Officer and the named Executive Officers (with the compensation amounts for each year determined according to the list of named Executive Officers for such year) since 1991.

                                                  1992     1993   1994      1995       1996
                                                  ----    -----   -----     ----       ----
Percentage change from prior year in earnings
  per share (fully diluted)....................  24.4%    19.6%    17.9%    11.4%      35.2%
Percentage change from prior year in average
  cash compensation for named Executive
  Officers.....................................  20.2%    12.0%    12.9%     7.8%      (0.7%)
Percentage change from prior year in cash
  compensation for CEO.........................  31.1%     8.0%    13.6%     1.8%(1)   33.3%

---------
(1) Mr. Teter became Chief Executive Officer on January 1, 1995.


                      EARNINGS PER SHARE (FULLY DILUTED)

       Measurement Period
      (Fiscal Year Covered)         WENDYS
1991                                  0.45
1992                                  0.56
1993                                  0.67
1994                                  0.79
1995                                  0.88
1996                                  1.19

             AVERAGE CASH COMPENSATION FOR NAMED EXECUTIVE OFFICERS

       Measurement Period
      (Fiscal Year Covered)             WENDYS
1991                                    629,701
1992                                    756,901
1993                                    847,481
1994                                    956,714
1995                                  1,031,804
1996                                  1,024,659

                            CASH COMPENSATION OF CEO

       Measurement Period
      (Fiscal Year Covered)           WENDYS
1991                                   947,423
1992                                 1,228,462
1993                                 1,327,059
1994                                 1,507,883
1995                                 1,534,498
1996                                 2,045,399

The following table shows the total cash compensation paid to the Chief Executive Officer and the average cash compensation paid to the named Executive Officers since 1991 (with the compensation amounts for each year determined according to the list of named Executive Officers for such year) as a percentage of the increase in the Company's market capitalization. Cash compensation paid to the Chief Executive Officer and the average cash compensation paid to the named Executive Officers was a small percentage of the overall wealth created for shareholders since 1991, expressed as a percentage of market capitalization.

                                          1992       1993       1994       1995       1996
                                         ------     ------     ------     ------     ------
Market capitalization (1)
  (millions)..........................  $1,248     $1,751     $1,463     $2,210     $ 2,362
Percentage change from prior year in
  market capitalization...............    38.5%      40.3%     (16.4%)     51.1%        6.9%
Average cash compensation for named
  Executive Officers as a percentage
  of market capitalization increase...     .21%       .17%        --(2)     .14%        .67%
Cash compensation of CEO as a
  percentage of market capitalization
  increase............................     .35%       .26%        --(2)     .21%(3)    1.35%

---------
(1) Calculated as closing price on the last day of the fiscal year multiplied by the number of common shares issued at fiscal year end.

(2) Not calculable since market capitalization decreased from 1993 to 1994.

(3) Mr. Teter became Chief Executive Officer on January 1, 1995.

COMPENSATION FOR CHIEF EXECUTIVE OFFICER

The total increase in the Company's market capitalization for 1996 over 1995 was $152 million. The increase in Mr. Teter's annual cash compensation for the same period was $510,901, or thirty-four hundredths of one percent (.34%) of the increase in market capitalization.

Mr. Teter's base salary rate for 1996 was targeted at the 50th percentile of competitive data. In setting Mr. Teter's base salary level, the Compensation Committee also considered Mr. Teter's vast experience in the quick-service restaurant industry and the Company's performance under his leadership as President, Chief Executive Officer and Chief Operating Officer.

An annual cash incentive award is payable to Mr. Teter only if the Company achieves or exceeds specified annual net income goals. The amount of the award can increase if the Company exceeds the specified goals. Conversely, no award is payable if the Company does not achieve the specified goals. The payment to Mr. Teter for 1996 was based on the Company exceeding its 1996 goals. 66.7% of Mr. Teter's cash compensation for 1996 was incentive pay. Since the incentive award increases as the Company's performance increases, and decreases (or becomes zero) if the specified goals are not met, Mr. Teter's cash compensation is significantly affected by the Company's performance.

Long-term incentives in the form of stock options were granted to Mr. Teter in 1996. Stock options were granted at 100% of the fair market value of the Company's common shares on August 1, 1996, the date of grant. Options serve to directly align Mr. Teter's interests with the interests of other shareholders, since Mr. Teter will not realize a benefit unless and until the market price of the Company's common shares increases.

The Committee considered the number of unexercised options already held by Mr. Teter and competitive practices in determining the number of options to grant in 1996. The number of options granted in 1996 to Mr. Teter was designed to approximate the 75th percentile of competitive practice for comparable positions within the food-service industry and at other industrial companies with revenues between $1 billion and $3 billion, consistent with the policy previously described.

The Committee believes that the information set forth in this report strongly supports the conclusion that Mr. Teter has been reasonably compensated for the job he has done since he became the Chief

Executive Officer. His opportunities to increase his future compensation depend on the Company's future performance and the competitive pay practices of comparable positions within the food-service industry. The compensation programs applicable to Mr. Teter have accomplished the objective of linking shareholder and financial performance to Mr. Teter's total compensation.

                                              Respectfully submitted,

                                              COMPENSATION COMMITTEE

                                              Fielden B. Nutter, Sr., Chairman
                                              Thekla R. Shackelford
                                              Janet Hill

--------------------------------------------------------------------------------
COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY'S INTERNATIONAL, INC.,
THE RESTAURANTS INDEX AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and an index comprised of the "restaurant companies" (excluding the Company) that were listed in the Value Line Investment Survey(C) (the "Restaurants Index").

                   COMPARISON OF FIVE-YEAR TOTAL RETURN (1)
               FOR WENDY'S INTERNATIONAL, INC., THE RESTAURANTS
                        INDEX(2) AND THE S&P 500 INDEX

       Measurement Period                                                RESTAURANTS
     (Fiscal Year Covered)             WEN             S&P INDEX            INDEX
1991                                  100.00             100.00             100.00
1992                                  130.35             107.79             125.16
1993                                  182.37             118.66             142.17
1994                                  153.16             120.56             140.58
1995                                  229.44             165.78             204.19
1996                                  224.18             204.32             207.05

---------
(1) Assumes $100 invested on December 31, 1991, in Wendy's International, Inc. common shares, the Restaurants Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2) The Restaurants Index has been computed by the Company, and is comprised of the following 16 companies: Bob Evans Farms, Inc.; CKE Restaurants, Inc.; Frisch's Restaurants, Inc.; International Dairy Queen; Luby's Cafeterias, Inc.; McDonald's Corporation; Ruby Tuesday, Inc. (formerly known as Morrison Restaurants, Inc.); NPC International, Inc.; Perkins Family Restaurants, L.P.; Piccadilly Cafeterias, Inc.; Ryan's Family Steak Houses, Inc.; Shoney's, Inc.;

                              15

    Sizzler International, Inc.; Summit Family Restaurants Inc. (which was merged into CKE Restaurants, Inc. on July 15, 1996); TCBY Enterprises, Inc.; and VICORP Restaurants, Inc. It excludes Wendy's International, Inc., the 17th "restaurant company" in the Value Line Investment Survey(C) on the relevant date. This Index has been weighted by market capitalization of each component company. Component companies in the Restaurants Index were the restaurant companies listed in the Value Line Investment Survey(C) Edition 2 dated December 25, 1992. The Value Line Investment Survey(C) is published by Value Line Publishing, Inc.


--------------------------------------------------------------------------------
COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY'S INTERNATIONAL, INC.,
THE PEER GROUP INDEX AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and a peer group of other companies with restaurant operations (excluding the Company) (the "Peer Group Index").

                   COMPARISON OF FIVE-YEAR TOTAL RETURN(1)
               FOR WENDY'S INTERNATIONAL, INC., THE PEER GROUP
                        INDEX(2) AND THE S&P 500 INDEX

       Measurement Period
     (Fiscal Year Covered)              WEN             S&P INDEX       PEER GROUP INDEX
1991                                   100.00             100.00             100.00
1992                                   130.35             107.79             127.02
1993                                   182.37             118.66             146.64
1994                                   153.16             120.56             138.20
1995                                   229.44             165.78             195.09
1996                                   224.18             204.32             199.10

---------
(1) Assumes $100 invested on December 31, 1991, in Wendy's International, Inc. common shares, the Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2) The Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Bob Evans Farms, Inc.; Brinker International, Inc.; Cracker Barrel Old Country Store; Flagstar Companies, Inc.; Foodmaker, Inc.; Host Marriott Services Corp.; McDonald's Corporation; Ruby Tuesday, Inc.; Ryan's Family Steakhouses, Inc.; and Shoney's, Inc. This Index has been weighed by market capitalization of each component company.

--------------------------------------------------------------------------------
EXECUTIVE AGREEMENTS

The Company has entered into an employment agreement ("Key Executive Agreement") with Mr. R. David Thomas. The Company has also entered into employment agreements ("New Key Executive Agreements") with Messrs. John F. Brownley, John
K. Casey, George Condos, Lawrence A. Laudick, Ronald E. Musick, Edwin L. Ourant, Charles W. Rath, Frederick R. Reed, John T.

Schuessler, Gordon F. Teter and John W. Wright, Mrs. Kathie T. Chesnut and Mrs. Kathleen A. McGinnis. The Key Executive Agreement and the New Key Executive Agreements (collectively the "Agreements") are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change of control of the Company.

Messrs. Brownley, Casey, Laudick, Musick, Ourant, Rath and Teter had previously entered into Key Executive Agreements with the Company. The New Key Executive Agreements were executed in 1989 with those key executives to replace and clarify certain provisions, to provide protections to both the Company and the covered executives consistent with current executive compensation practices, and to reduce the costs to the Company. Except as otherwise noted, the provisions of the New Key Executive Agreements are substantially the same as the provisions of the Key Executive Agreements.

The Agreements provide that in the event of a change of control (as defined in the respective Agreements), the key executives will be employed by the Company in their present positions for a period of approximately five years (ten years in the case of Mr. Thomas), or until the executive dies, is terminated for good cause by the Company or terminates employment himself without good reason or good cause, or, in the case of the Key Executive Agreements, reaches the normal retirement age, whichever occurs first (the "Employment Term").

In the event of a change of control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus and other benefits made available to them by the Company immediately prior to the change of control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

The Agreements may be terminated for good cause by the Company as defined in the respective Agreements. If a key executive is terminated for good cause by the Company under either Agreement, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

The Key Executive Agreement may be terminated by the key executive for good cause if the Company assigns him to a position of lesser importance, the Company attempts to terminate his employment other than for good cause or the Company breaches any of its obligations under the Key Executive Agreement. The New Key Executive Agreement may be terminated by the key executive for good reason if the Company (i) changes the key executive's status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive's base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from Dublin, Ohio, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to perform under the Agreement.

If the Key Executive Agreement is terminated by the key executive for good cause, the Company is obligated to continue to pay the compensation and to provide the benefits to the key executive for the remainder of the Employment Term, subject to offset for any compensation earned by the key executive from subsequent employment. If the New Key Executive Agreement is terminated by the key executive for good reason, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of such executive's current salary plus average annual bonuses over the prior three years (or the term of employment, if less than three years). The lump-sum payment will not be subject to offset. If a key executive terminates a New Key Executive Agreement for good reason, such key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his or her Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any awards granted under all long-term incentive plans of the Company (including, without limitation, options granted under the Company's stock option plans) will become immediately vested.

The New Key Executive Agreements with Messrs. Casey and Musick will also require the Company to gross-up the payments made under such Agreements to permit these key executives to receive a net amount (after taxes) equal to what would have been received had no excise tax been imposed. The amounts paid to the other key executives who are parties to the New Key Executive Agreements will be subject to a maximum benefit where such payment results in an excise tax liability to the individual. In such case, the amount otherwise payable to such individual will be reduced if, and to the extent that, such reduction will entitle the executive to a larger net benefit, taking into account the payment of any excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of any legal fees or expenses incurred by such key executives in enforcing their rights under the Agreements.

The Company entered into an Agreement with Gordon F. Teter in March, 1995. Mr. Teter became Chief Executive Officer (in addition to retaining his titles of President and Chief Operating Officer) on January 1, 1995. The Agreement recognizes the significant professional and personal contributions Mr. Teter has made to the successful operation and recognized good will and reputation of the Company. If Mr. Teter ceases to be actively employed by the Company after attaining age 62 and before attaining age 65 (the "Transition Date"), the Agreement provides for the continuation of Mr. Teter's salary at the rate of his highest annual base salary in effect at any time during the five-year period preceding the date of his termination of employment. The salary continuation benefits will end on the earliest of (i) 24 months after termination of active employment, (ii) death, or (iii) attainment of age 65. Until the salary continuation period expires, Mr. Teter will continue to participate in the other employee benefit plans and programs of the Company, except that Mr. Teter will not receive any further stock options or other stock-based awards, Mr. Teter will only be entitled to receive a pro-rated bonus under the annual cash bonus plan in effect for the year in which his active employment terminates, and any benefits Mr. Teter receives from the Company's short-term or long-term disability plans will offset amounts otherwise payable under the Agreement.

If Mr. Teter's active employment is terminated prior to his attainment of age 62 for any reason other than by reason of his voluntary termination of employment, death or termination for "cause" as defined in the Agreement, the Agreement provides for the continuation of Mr. Teter's salary for 24 months at the rate in effect at the time his active employment is terminated. During such period, Mr. Teter will continue to participate in certain of the Company's employee benefit plans in which he was a participant immediately preceding the date his active employment terminated, receive a pro-rated bonus under the Company's annual cash bonus plan then in effect for the fiscal year in which his active employment is terminated, and receive payment for any accrued, unused vacation for the year in which his termination of active employment occurs. Any benefits Mr. Teter receives under the Company's short-term or long-term disability plans will be offset against amounts otherwise payable under this provision. In the event Mr. Teter accepts other employment while he is receiving benefits under this provision of the Agreement, he will be required to accept a lump-sum payment representing the balance of the salary continuation payments otherwise due, and the other benefits described in this paragraph will immediately terminate. Mr. Teter's right to receive the benefits described in this paragraph is conditioned upon his execution of a general release in favor of the Company at the time his active employment is terminated.

The Agreement with Mr. Teter also provides for a non-qualified supplemental retirement benefit. Under the Company's existing retirement plans, Mr. Teter would be entitled to retirement benefits as set forth in footnote 1 to the Summary Compensation Table on page 7 and the Pension Plan benefit estimated on page 9. Those plans are designed to provide a full benefit based on payments beginning at age 65 and the employee's continuing employment with the Company or its subsidiaries until age 65. The Agreement establishes a supplemental account intended to provide full retirement benefits at age 62 rather than age 65 and which recognizes compensation earned until the actual date of termination of employment. Each year until the year in which the Transition Date occurs (or, if Mr. Teter's employment terminates before he attains age 62, the year preceding the year in which his employment terminates), the supplemental account will be credited in an amount determined by actuarial calculation to result in the intended retirement benefits. The supplemental account will be credited with an additional amount equal to .8% of Mr. Teter's compensation for each such year until termination of employment. This additional credit is intended to provide funds which Mr. Teter could use to purchase retiree health insurance upon his termination of employment and the expiration of the salary continuation period. The supplemental account will also be credited with interest at the rate at which interest is credited under the Company's qualified pension plan which applies to Mr. Teter and all of the Company's other eligible employees.

Mr. Teter can elect whether to take the retirement benefit from the supplemental account as a lump-sum distribution or over a period not exceeding the joint and last survivor life expectancies of Mr. Teter and his wife.

If Mr. Teter ceases to be actively employed by the Company after attaining age 62 and before attaining age 65, the Agreement provides that (i) Mr. Teter will make himself available to provide advice and counsel to the Company upon request during the salary continuation period; (ii) the Company may require Mr. Teter to return to active employment for up to 12 months under certain conditions; and
(iii) Mr. Teter is prohibited from competing against the Company during the salary continuation period. If Mr. Teter's employment with the Company is terminated before he attains age 62, he is prohibited from competing against the Company for two years following the date of his termination of employment. The Agreement further provides that Mr. Teter will not be entitled to receive any payments or benefits specified in the Agreement in the event he violates his obligations under the Agreement or if his employment is terminated for "cause" as defined in the Agreement.

If Mr. Teter's employment is terminated after he attains age 62 under circumstances which entitle him to receive benefits under his Key Executive Agreement, no salary continuation payments (or further salary continuation payments in the event such payments have already commenced) will be paid under the Agreement unless Mr. Teter waives all rights to any payments or benefits under the Key Executive Agreement.

The Company had previously entered into a Separation and Consulting Agreement with James W. Near, who died on July 22, 1996. The Agreement recognized the significant professional and personal contributions Mr. Near had made to the successful operation and recognized good will and reputation of the Company. The Agreement provided that following his termination of employment, Mr. Near was to receive an annuity in monthly installments equal to one-half of his average annual base salary for the three years preceding his termination of employment reduced by the actuarial equivalent of the aggregate amounts payable to Mr. Near under the other retirement plans of the Company. If Mr. Near died while actively employed by the Company and was survived by his wife, she would be entitled to one-half of the annuity to which he would have been entitled had he retired immediately preceding the date of his death. Since Mr. Near was actively employed by the Company at the time of his death, an annuity is payable to Mrs. Near. Mrs. Near could elect to begin receiving payments at any time. If she had elected to begin receiving payments at the earliest possible date following Mr. Near's death, August 1, 1996, the annual annuity to Mrs. Near under the Agreement would have been $99,724.

--------------------------------------------------------------------------------
CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

Melinda Morse, the daughter of R. David Thomas, is a 49% shareholder in a corporation which owns the right to operate five Wendy's Old Fashioned Hamburgers restaurants in Texas. Mrs. Morse serves as a co-Franchise Owner with the corporation and her husband under the applicable Restaurant Franchise and Unit Franchise Agreements with the Company. In the opinion of the Company, the terms of these franchises are no less favorable than the Company could have obtained from unrelated third parties.

David J. Near and Jason W. Near, the sons of James W. Near (who was the Chairman of the Board of the Company until his death on July 22, 1996), are each 50% shareholders of Pisces Foods, L.L.C., which owns the right to operate 17 Wendy's Old Fashioned Hamburgers restaurants in Austin, Texas. David J. Near and Jason
W. Near serve as co-Franchise Owners with the corporation under the applicable Unit Franchise Agreements with the Company. The corporation acquired 14 of the restaurants from the Company on September 23, 1996. With regard to 12 of such restaurants, the equipment and business intangibles were sold for $5.6 million in cash. The real estate for such restaurants was leased or subleased to the corporation for 7% of sales. The corporation has the option to purchase the leased assets during the second through the seventh lease years at the price of $6.8 million. With regard to the other two restaurants, the real estate and equipment was leased to the corporation for 9% of sales plus an initial cash payment of $50,000. The corporation has the option to purchase the leased assets during the second through the seventh lease years at the price of $2.4 million. The sale price was determined by Walter Fuehrer, the Vice President of Corporate Development, in conjunction with financial management of the Company, based on the valuation method the Company generally uses for franchisee dispositions. The transaction was also approved by the Board of Directors of the Company. In the opinion of the Company, the terms of this transaction were no less favorable than the Company could have obtained from unrelated third parties.

In addition, Pisces Foods, L.L.C. acquired one restaurant from the Company on June 10, 1996. The real estate and equipment for such restaurant was sold for $1.14 million in cash. The sale price was determined by Walter Fuehrer, the Vice President of Corporate Development, in conjunction with financial management of the Company, based on the valuation method the Company generally uses for franchisee dispositions. In the opinion of the Company, the terms of this transaction were no less favorable than the Company could have obtained from unrelated third parties.

John J. Casey and Kevin B. Casey, the sons of John K. Casey, each is a 26% shareholder of J.K.C. Wen, L.C., which owns the right to operate ten Wendy's Old Fashioned Hamburgers restaurants in Florida. A third shareholder, who is unrelated to the Caseys, owns the remaining 48% of the corporation. John J. Casey and Kevin B. Casey serve as co-Franchise Owners with the corporation under the applicable Unit Franchise Agreements with the Company. The corporation acquired six of the restaurants from the Company on April 26, 1996, in two transactions. In one transaction, the equipment and the business intangibles at three restaurants were sold for $472,000 in cash. The real estate at the restaurants was leased to the corporation, John J. Casey and Kevin B. Casey for 7.5% of sales. The corporation, John J. Casey and Kevin B. Casey have the option to purchase the leased assets during the fifth through the ninth lease years at the price of $1.66 million. For the other transaction, the equipment and business intangibles at three restaurants were sold for $491,000 in cash. The real estate at the restaurants was leased to the corporation, John J. Casey and Kevin B. Casey for 6.0% of sales. The corporation, John J. Casey and Kevin B. Casey have the option to purchase the leased assets during the fourth through the ninth lease years at the price of $2.04 million. In addition, the corporation acquired another restaurant from the Company on July 17, 1996. The real estate and equipment at this restaurant was leased to the corporation, John
J. Casey and Kevin B. Casey for 9.0% of sales. The corporation, John J. Casey and Kevin B. Casey have the option to purchase the leased assets during the fourth through the seventh lease years at the price of $1.16 million. The sale prices for these transactions were determined by Walter Fuehrer, the Vice President of Corporate Development, in conjunction with financial management of the Company, based on the valuation method the Company generally uses for franchisee dispositions. The transactions were also approved by the Board of Directors of the Company. In the opinion of the Company, the terms of these transactions were no less favorable than the Company could have obtained from unrelated third parties.

J.K.C. Wen, L.C. acquired another restaurant from the Company on December 20, 1996. The real estate and equipment at this restaurant were sold for $1.05 million in cash. The sale price for this transaction was determined by Walter Fuehrer, the Vice President of Corporate Development, in conjunction with financial management of the Company, based on the valuation method the Company generally uses for franchisee dispositions. In the opinion of the Company, the terms of this transaction were no less favorable than the Company could have obtained from unrelated third parties.

William Joyce, the brother of Ronald V. Joyce, was a 40% shareholder of Bilmac Enterprises Limited ("Bilmac"), which owned the right to operate four Tim Hortons restaurants in Halifax, Nova Scotia, pursuant to Unit License Agreements for each restaurant. Bilmac also leased or subleased all four restaurants from The TDL Group Ltd. ("TDL"), a subsidiary of the Company. TDL purchased all of the common stock of Bilmac from William Joyce and its other shareholders on August 12, 1996 for Cdn. $1 million in cash. The purchase price was determined by Paul D. House, President and Chief Operating Officer of TDL, based on the sales level of each restaurant including buybacks of restaurants with similar sales volumes, length of term remaining and the depreciated value of the assets acquired, as set forth in the Unit License Agreements. In the opinion of the Company, the terms of this transaction were no less favorable than TDL could have obtained from unrelated third parties.

Frederick R. Reed became a Director of the Company on February 23, 1995. Until August 31, 1996, Mr. Reed was a partner of the law firm of Vorys, Sater, Seymour and Pease, legal counsel for the Company, which rendered legal services to the Company during the last fiscal year and which continues to do so. Mr. Reed became Executive Vice President, General Counsel and Secretary of the Company on September 3, 1996. He will become Chief Financial Officer, General Counsel and Secretary effective April 1, 1997.

--------------------------------------------------------------------------------
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Directors have selected Coopers & Lybrand L.L.P. as the independent public accountants of the Company for the current fiscal year. Management recommends that the shareholders ratify the selection. This firm has audited the Company's financial statements for each of the last 27 years. Management expects that representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the common shares represented in person or by proxy is necessary to ratify the selection of the Company's independent public accountants. Under Ohio law and the Company's Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote on this proposal is the same as a "no" vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratifying the selection of independent public accountants.

--------------------------------------------------------------------------------
APPROVAL OF AMENDMENTS TO THE COMPANY'S 1990 STOCK OPTION PLAN

The Company believes stock options more strongly align the interests of key employees with the interests of its other shareholders. The 1990 Stock Option Plan ("the 1990 Plan") was adopted to benefit the Company and its shareholders by providing means for key employees and non-employee Directors ("Non-Employee Directors") to enlarge their ownership interest in the Company. The 1990 Plan is intended to accomplish three major objectives (i) encourage the judgment, initiative and efforts of key employees and Non-Employee Directors toward the continuing success of the Company, (ii) bring stock ownership levels of key employees into line with key employees of other food-service companies, and
(iii) assist the Company in attracting, retaining and motivating key employees and Non-Employee Directors. Key employees may include not only the Executive Officers of the Company but also may include other Officers or employees of the Company who are able to contribute significantly to the success and growth of the Company.

The 1990 Plan consists of two Parts. Part I pertains to key employees of the Company. Part II pertains to Non-Employee Directors of the Company. Shareholders are being asked to approve three amendments to the 1990 Plan. One amendment will increase the number of common shares issuable under Part I of the 1990 Plan to 18,330,000 from 12,430,000. The second amendment will increase the number of stock options granted annually to each Non-Employee Director under Part II of the 1990 Plan to 2,500 from 1,100. The third amendment will increase the number of common shares issuable under Part II of the 1990 Plan to 170,000 from 70,000. The 1990 Plan was approved by the shareholders of the Company in 1991 by an overwhelming majority.

The Board of Directors believes that it is desirable to continue the incentive program provided by the 1990 Plan and therefore recommends that the shareholders approve the amendments to the 1990 Plan. The Board anticipates that these additional common shares will cover the option grants which the Company expects to make in 1997, 1998 and 1999.

PART I -- KEY EMPLOYEES

The Company's Executive Officers as well as its other Officers and key employees are eligible to receive grants of stock options under the 1990 Plan. The number of options granted under the 1990 Stock Option Plan is based on a periodic comparison of option grants to persons holding comparable positions at companies with revenues of at least $500 million within the food-service industry and other industrial companies with revenues between $1 billion and $3 billion.

As of the date of this Proxy Statement, an aggregate of 649,026 common shares could be issued under the 1990 Plan to key employees and Executive Officers.

The common shares offered under the 1990 Plan may be either authorized but unissued common shares or treasury shares. The number of common shares issuable under the 1990 Plan will be adjusted to include any additional common shares which may result from any share distributions effected in the future by the Board of Directors, although no such distributions are contemplated at this time. If an option expires or terminates for any reason without having been exercised in full, the unpurchased common shares will remain available for issuance under the 1990 Plan. Options granted to key employees may be either non-qualified stock options ("Non-Qualified Options") or incentive stock options ("ISOs") as defined under Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

The following table sets forth the number and exercise price of options granted during the last fiscal year under the 1990 Plan to (i) each of the Executive Officers of the Company named in the Summary Compensation Table; (ii) all current Executive Officers of the Company as a group; (iii) all current Directors who are not Executive Officers as a group; (iv) each nominee for election as a Director of the Company; and (v) all employees, including all current Officers who are not Executive Officers, as a group. No options were granted to associates of any of the Directors, Executive Officers or nominees for election as a Director of the Company, and no person received five percent (5%) or more of the options granted under the 1990 Plan during the last fiscal year.

                                                            NUMBER OF    EXERCISE
                                                             OPTIONS      PRICE
                                                            ---------    --------
          Gordon F. Teter, Chairman of the Board, Chief
            Executive Officer and President (1)...........    175,000    $ 17.375
          R. David Thomas, Senior Chairman of the Board
            and Founder...................................    100,000    $ 17.375
          James W. Near, Chairman of the Board (2)........          0         N/A
          John K. Casey, Vice Chairman and Chief Financial
            Officer.......................................     50,000    $ 17.375
          Charles W. Rath, Executive Vice President.......     30,000    $ 17.375
          John W. Wright, President and Chief Operating
            Officer, International Division(3)............     30,000    $ 17.375
          All Current Executive Officers..................    631,000    $ 17.375
          as a Group                                          100,000    $21.1875
                                                                7,700    $18.6875
          All Current Directors who are...................      7,700    $ 17.375
          not Executive Officers as a Group
          Fielden B. Nutter, Sr. (4)......................      1,100    $ 17.375
          James V. Pickett (4)............................      1,100    $ 17.375
          Thomas F. Keller (4)............................      1,100    $ 17.375
          Ronald V. Joyce (4).............................    100,000    $ 17.375


                                                            NUMBER OF    EXERCISE
                                                             OPTIONS      PRICE
                                                            ---------    --------
          Andrew G. McCaughey (4).........................          0         N/A
          All Employees (including All....................    486,932    $18.6875
          Current Officers who are not                         12,341    $ 18.875
          Executive Officers, as a Group)                     776,033    $ 17.375
                                                               36,616    $21.1875

------------

(1) Mr. Teter was President, Chief Executive Officer and Chief Operating Officer until February 19, 1997.

(2) Mr. Near died on July 22, 1996.

(3) Mr. Wright was President -- International Division until February 19, 1997.

(4) Nominee for election as a Director of the Company.

The material terms of the 1990 Plan are summarized in the following paragraphs. This summary is qualified in its entirety by reference to the copy of the 1990 Plan, as amended, attached to this Proxy Statement as Exhibit A.

PURCHASE PRICE

The purchase price for all common shares covered by each option granted is not less than one hundred percent (100%) of the fair market value of the common shares on the date of the grant. In the case of any ISO granted to an individual who, on the effective date of the grant, owns shares possessing more than ten percent (10%) of the total combined voting power of the Company, the exercise price per share must be at least one hundred ten percent (110%) of the fair market value of a common share on the date of the grant. Fair market value is defined as the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the grant date (the "Market Price"). On March 4, 1997, the Market Price for the common shares of the Company was $20.75.

The purchase price for common shares covered by an option must be paid in full at the time of exercise of the option by cash or check in United States Dollars, by the delivery of common shares of the Company having a fair market value on the date of exercise equal to the exercise price or by tender of other property acceptable to the Compensation Committee of the Board of Directors (the "Committee").

AUTHORITY OF THE COMMITTEE

The 1990 Plan is administered by the Committee, which consists of not less than three members of the Board. All members of the Committee are qualified to administer the stock option plans for purposes of Securities and Exchange Commission Rule 16b-3. Presently, the members of the Committee are Messrs. Nutter (Chairman), Knowles, Mrs. Shackelford and Mrs. Hill.

The Committee has the authority to select the individuals, including foreign nationals, to whom, and the time or times at which, options will be granted, the number of common shares to be subject to each grant, the exercise price, and the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the 1990 Plan. The Committee also has the authority to impose waiting periods or vesting requirements as conditions of a grant. In addition, the Committee has the authority to determine the term of the options, up to a maximum of ten years, and each option will be exercisable as determined by the Committee.

The Committee cannot make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the 1990 Plan) or amendment of the exercise price of an option previously granted, whether through amendment, cancellation or replacement grants, or any other means, unless the Company's shareholders have approved such adjustment or amendment.

At any time after an option granted under Part I of the 1990 Plan becomes exercisable, the Committee has the right, in its sole discretion and without the consent of an optionee, to cancel the option and pay to the optionee the excess of the fair market value of the common shares covered by such option over the option exercise price at the date the Committee provides written notice of its intention to exercise such right. Such amount may be paid in cash, in common shares of the Company, or partly in cash and partly in common shares of the Company, as the Committee deems advisable. To the extent payment is made in common shares, the number of common shares is determined by dividing the amount of the payment to be made by the fair market value of the common shares on the date of the notice of election to the optionee. For purposes of this provision, fair market value is equal to the mean of the high and the low prices at which common shares of the Company were traded on the New York Stock Exchange on the relevant date.

NUMBER OF OPTIONS

No optionee can be granted options under the 1990 Plan in any one fiscal year covering more than five percent (5%) of the maximum number of common shares authorized to be issued under the 1990 Plan (as specified in the plan document). No individual may be granted ISOs under the 1990 Plan if such grant would cause the aggregate fair market value (determined as of the date the ISOs are granted) of the common shares with respect to which ISOs are exercisable for the first time by such optionee during any calendar year under all stock option plans maintained by the Company and its subsidiaries to exceed $100,000.

EXERCISE AFTER TERMINATION OF EMPLOYMENT

During an optionee's lifetime, options are exercisable only by the optionee. For options granted on or before February 23, 1994, options are not transferable and expire upon termination of the optionee's employment for any reason other than death or disability, in which event the estate of the deceased optionee (or the optionee in the event of disability) has the right to exercise his or her options for a period of six months after the date of death or disability, including any options which become exercisable during such six month period (but in no event later than the date of expiration of the option term).

For options granted after February 23, 1994, all options held by the optionee will become immediately exercisable on the date of death or disability, and the estate of the deceased optionee (or the optionee in the event of disability) will have the right to exercise his or her options for a period of one year after the date of death or disability (but in no event later than the date of expiration of the option term). In addition, an optionee will have the right to exercise Non-Qualified Options for a period of 48 months and ISOs for a period of three months after the date the optionee retires, including any options which become exercisable during such three or 48 month periods (but in no event later than the date of expiration of the option term). Further, optionees whose employment with the Company or its subsidiaries is terminated in connection with a disposition of one or more restaurants will have the right to exercise Non-Qualified Options for a period of one year and ISOs for a period of three months following termination of employment, including any options which become exercisable during such three month or one year periods (but in no event later than the date of expiration of the option term).

ADJUSTMENTS

In the event any dividend upon the common shares payable in shares is declared by the Company, or in case of any subdivision or a combination of the outstanding common shares, the aggregate number of common shares to be delivered upon exercise of all options granted under the 1990 Plan will be increased or decreased proportionately so that there will be no change in the aggregate purchase price payable upon exercise of the options. In the event of any other recapitalization or any reorganization, merger, consolidation or any change in the corporate structure or stock of the Company, the Committee will make such adjustment, if any, as it may deem appropriate to reflect accurately the terms of the options as to the number and kind of shares deliverable upon subsequent exercising of the options and in the option prices under the options.

AMENDMENT OR TERMINATION

The Board of Directors may amend or terminate each of the stock option plans at any time, provided that the Board may not make any change in an outstanding option which will impair the rights of the optionee therein, without the consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES --

Based on current provisions of the Code and the existing regulations thereunder, the anticipated federal income tax consequences in respect of options granted under the 1990 Plan are as described below. The following discussion is not intended to be a complete statement of applicable law and is based upon the federal income tax laws as in effect on the date hereof.

     -- ISOs

An optionee who is granted an ISO does not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of an ISO, the difference between the fair market value of the common shares of the Company received and the option price is a tax preference item potentially subject to the alternative minimum tax. However, on the later sale or other disposition of the common shares, generally only the difference between the fair market value of the common shares on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.

Upon disposition of common shares acquired from exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the optionee disposes of the common shares within two years of the date of grant or within one year of the date of the transfer of the common shares to the optionee (a "Disqualifying Disposition"), then the optionee will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (a) the amount of gain realized on the disposition, or
(b) the difference between the fair market value of the common shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon the period of time the common shares have been held. The Company is not entitled to a tax deduction upon either exercise of an ISO or disposition of common shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition.

If an optionee pays the exercise price, in whole or in part, with previously acquired common shares, the exchange should not affect the ISO tax treatment of the exercise. Upon such exchange, and except as otherwise described herein, no gain or loss is recognized by the optionee upon delivering previously acquired common shares to the Company for payment of the exercise price. The common shares received by the optionee, equal in number to the previously acquired common shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired common shares. The optionee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements. Common shares received by the optionee in excess of the number of previously acquired common shares will have a basis of zero and a holding period which commences as of the date the common shares are transferred to the optionee upon exercise of the ISO. If the exercise of any ISO is effected using common shares previously acquired through the exercise of an ISO, the exchange of such previously acquired common shares will be considered a disposition of such common shares for the purpose of determining whether a Disqualifying Disposition has occurred.

     -- NON-QUALIFIED OPTIONS

An optionee receiving a Non-Qualified Option does not recognize taxable income on the date of grant of the Non-Qualified Option, provided that the Non-Qualified Option does not have a readily ascertainable fair market value at the time it is granted. In general, the optionee must recognize ordinary income at the time of exercise of the Non-Qualified Option in the amount of the difference between the fair market value of the common shares of the Company on the date of exercise and the option price. The ordinary income recognized will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by an optionee will be deductible by the Company in the year that the optionee recognizes the income if the Company complies with the applicable withholding requirement.

If the sale of the common shares could subject the optionee to liability under
Section 16(b) of the Securities Exchange Act of 1934, as amended, the optionee generally will recognize ordinary income only on the date that the optionee is no longer subject to such liability in an amount equal to the fair market value of the common shares on such date less the option price. Nevertheless, the optionee may elect under Section 83(b) of the Code within 30 days of the date of exercise to recognize ordinary income as of the date of exercise, without regard to the restriction of Section 16(b).

Common shares acquired upon exercise of a Non-Qualified Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the common shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the common shares, the optionee will recognize long-term capital gain or loss if the optionee has held the common shares for more than one year prior to disposition, or short-term capital gain or loss if the optionee has held the common shares for one year or less.

If an optionee pays the exercise price, in whole or in part, with previously acquired common shares, the optionee will recognize ordinary income in the amount by which the fair market value of the common shares received exceeds the exercise price. The optionee will not recognize gain or loss upon delivering such previously acquired common shares to the Company. Common shares received by an optionee, equal in number to the previously acquired common shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired common shares. Common shares received by an optionee in excess of the number of such previously acquired common shares will have a basis equal to the fair market value of such additional common shares as of the date ordinary income is recognized. The holding period for such additional common shares will commence as of the date of exercise or such other relevant date.

PART II--NON-EMPLOYEE DIRECTORS

Part II of the 1990 Plan governs the automatic grant of options to the Non-Employee Directors of the Company. Only Non-Qualified Options may be granted to Non-Employee Directors.

As of the date of this Proxy Statement, 18,578 common shares could be issued under Part II of the 1990 Plan. The common shares offered under Part II of the 1990 Plan may be either authorized but unissued common shares or treasury shares. The number of common shares issuable under Part II will be adjusted to include any additional common shares which may result from any share distributions effected in the future by the Board of Directors. If an option expires or terminates for any reason without having been exercised in full, the unpurchased common shares will remain available for issuance under Part II of the 1990 Plan.

The following is a brief summary of certain provisions of Part II of the 1990 Plan, which summary is qualified in its entirety by reference to the copy of the 1990 Plan, as amended, attached to this Proxy Statement as Exhibit A.

NUMBER AND TERM OF OPTIONS

Under Part II of the 1990 Plan as currently in effect, each year, each Non-Employee Director is automatically granted options to purchase 1,100 common shares. Such options are granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. If the amendment is approved, each year (beginning in 1997), each Non-Employee Director will automatically be granted options to purchase 2,500 common shares. The date on which such options are granted will not change.

Each option is granted for a term of ten years. Twenty-five percent (25%) of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options.

PURCHASE PRICE

The purchase price for all common shares covered by each option granted under
Part II of the 1990 Plan is one hundred percent (100%) of the fair market value of the common shares on the date of the grant. Fair market value is determined in the same manner as under the stock option plans covering key employees (see page 23). The manner of payment for common shares covered by an option granted pursuant to Part II of the 1990 Plan is also the same (see page 23).

ADMINISTRATION

Part II of the 1990 Plan will be administered by the Committee. The authority of the Committee with respect to options granted to Non-Employee Directors is limited to the making of administrative decisions and interpretations of Part II of the 1990 Plan.

EXERCISE FOLLOWING TERMINATION OF STATUS AS A DIRECTOR

During an optionee's lifetime, options are exercisable only by the optionee. For options granted on or before February 23, 1994, options expire at such time as an optionee is no longer a Non-Employee Director or employed by the Company other than by reason of death or disability, in which event the estate of the deceased optionee (or the optionee in the case of disability) has a right to exercise the options granted under Part II of the 1990 Plan for a period of six months after the date of death or disability (but in no event later than the date of expiration of the option term).

For options granted after February 23, 1994, options will be exercisable for a period of 48 months if the optionee retires as a Non-Employee Director or an employee of the Company, and all options held will become immediately exercisable and may be exercised for a period of one year after the date of death or disability, as applicable (but in no event later than the date of expiration of the option term). Retirement will be defined as termination of membership on the Company's Board of Directors at or after attaining age 55 with at least ten years of service as a member of the Board, other than by reason of death or disability or for cause.

AMENDMENT OR TERMINATION

The Board of Directors may amend or terminate Part II of the 1990 Plan at any time, provided that no change in outstanding options which will impair the rights of an optionee may occur without the consent of the optionee. In addition, no amendment which will (i) materially increase the benefits accruing to participants, (ii) materially increase the number of common shares which may be issued, (iii) materially modify the requirements as to eligibility or participation, or (iv) otherwise amend Part II of the 1990 Plan in such manner that shareholder approval is necessary to comply with any legal, tax or regulatory requirement, including any approval requirement which is a prerequisite for exemption relief from Section 16(b) of the Exchange Act, may occur without the approval of the shareholders of the Company. Part II may not be amended more frequently than once every six months other than to comport with changes in the Code or the rules thereunder or changes in the Employee Retirement Income Security Act of 1974.

At any time after an option granted under Part II of the 1990 Plan becomes exercisable, the Board of Directors will have the right, in its sole discretion and without the consent of the optionee, to cancel the option and pay the optionee the excess of the fair market value of the common shares covered by such option over the option exercise price at the date the Board provides written notice of its intention to exercise such right. A Non-Employee Director for whom the Board is considering making such buy-out payment cannot participate in such decision. Payments of buy-out amounts, the number of common shares to be issued where payment is made in common shares, and the method for determining the fair market value of such common shares are determined in the same manner as with respect to options granted to key employees under Part I of the 1990 Plan (see page 24).

FEDERAL INCOME TAX CONSEQUENCES

All of the options granted under Part II of the 1990 Plan are Non-Qualified Options. The federal income tax treatment for such Non-Qualified Options is the same for both the Company and each optionee as set forth in the discussion of Non-Qualified Options granted under Part I of the 1990 Plan to key employees of the Company, except that tax withholding is not required upon the exercise of Non-Qualified Options by a Non-Employee Director.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the common shares represented in person or by proxy is necessary to approve the amendments to the 1990 Plan. Under Ohio law and the Company's Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote for each plan is the same as a "no" vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of the approval of the amendments to the 1990 Plan.

--------------------------------------------------------------------------------

SHAREHOLDER PROPOSAL

MANAGEMENT'S STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL AS HEREINAFTER SET FORTH.

The Shareholder Proposal (which is set forth immediately following this statement of management) calls for smoking to be banned in all new franchisees' facilities and calls for all renewals of franchise agreements to include smoke-free facilities in those agreements, in addition to requesting the adoption of a policy banning smoking in all Company restaurants. None of the other restaurant chains cited in the Shareholder Proposal, McDonald's, Taco Bell or Arby's, have required franchisees to ban smoking in their restaurants. Approximately 70% of the Wendy's system is franchised. Almost all of the Company's Tim Hortons' restaurants are franchised. Therefore, the Shareholder Proposal calls for the Company to take a much more drastic action than the other chains cited in the Shareholder Proposal. The Company's existing relationship with its franchisees is generally excellent. The Company believes that adoption of the Shareholder Proposal would interfere with this relationship.

The Company produced record results in 1996 despite severe weather in the first four months and extremely heavy competition. These results were gratifying in an industry where customers usually have so many restaurant choices available. A voluntary, nationwide ban on smoking in Company restaurants, and banning smoking in all new franchised restaurants, would put the Company at a competitive disadvantage in this highly competitive environment. The Company has challenged no locally adopted ordinances or regulations which limit or prohibit smoking altogether in restaurants because no competitive disadvantage is suffered in those cases.

It is unfortunate that the Company has been made a pawn in the larger battle between various organizations and cigarette manufacturers and distributors. The Company will continue to make decisions which are in the best interests of the Company's shareholders, customers and franchisees. At the present time the Company believes that except where smoking is limited or prohibited in restaurants by applicable law, the best decision for shareholders, customers and franchisees alike is to not voluntarily ban smoking.

SHAREHOLDER PROPOSAL

The Company has been notified that certain shareholders intend to propose the following resolution at the Annual Meeting of Shareholders. The names and addresses of the proponents will be furnished by the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request therefor addressed to the Corporate Secretary, P.O. Box 256, Dublin, Ohio 43017-0256, telephone number (614) 764-3100.

The following resolution and statement are reproduced exactly as they were submitted to the Company.

        "WHEREAS the EPA says exposure to environmental tobacco smoke (ETS) causes cancer in exposed healthy nonsmokers. The U.S. Public Health Service, National Academy of Sciences, National Cancer Institute, National Institute for Occupational Safety and Health, World Health Organization, American Medical Association and American Cancer Society agree.

        -- ETS's annual effect on children causes 150,000-300,000 lower respiratory infections (LRI), 7,500-15,000 hospitalizations for LRI, 400,000-1,000,000 attacks of asthma, 8,000-26,000 new cases of asthma, respiratory symptoms of irritation, middle ear effusion, and significant reduction in lung functions.

        -- Millions of children visit our facilities. Not being smoke-free they are often involuntarily exposed to ETS. The Texas Attorney General sued five fast-food restaurant chains, charging them with jeopardizing customers' and employees' health.

        -- For restaurant employees like waiters and bartenders, the risk of getting lung cancer is 50% higher than for others (The Journal of the American Medical Association). "Restaurant waiters had about 1.5 times as great a likelihood of developing lung cancer as the general public" (NYT 7/28/93).

        -- Research also shows that employee and patron smoking costs money in the form of higher health insurance premiums, cleaning costs, fire, and fire insurance.

        -- Failure to provide a safe eating environment may put our Company at risk of being sued by nonsmoking employees, patrons, and/or the parents of children who develop health problems from ETS exposure.

        -- In 1994 McDonalds became smokefree in all its company-owned facilities, joining other large chains such as Arbys and Taco Bell.

        -- In 1995 a federal study confirmed earlier findings that banning smoking in restaurants does not hurt business and might even improve it.

        -- A 1996 Cornell study in Restaurant Management showed that legislation mandating smoke-free restaurants attracts more business and money than it drives away;

        RESOLVED: shareholders request the Board of Directors to adopt a policy making all our restaurants smokefree by January 1, 1998. We request the policy include stipulations that, beginning in 1998, all new franchisees' facilities be smokefree and all renewals of franchise agreements include smokefree facilities in the agreements."

In support of the shareholder proposal, the two proponents (who have advised the Company that they own 2,800 and 100 common shares of the Company) have submitted the following statement:

        "Our Company has no smokefree policy covering all its facilities and franchisees. Yet data shows children and workers are liable to be victims of ETS inhaled in those restaurants. As for children's risk, John Banzhaf, Executive Director of Action on Smoking and Health, says this "demands immediate action to protect the most vulnerable and helpless nonsmokers: millions of infants, toddlers, and other young children." As for employees, The Milwaukee Journal editorialized (7/1/93) regarding smoking bans in restaurants: "Some courageous establishments have already done that, while others, fearing the loss of patrons, have hesitated. . . .It's true that many smokers find it hard to break the link between food, drink and smoke. Yet the study provides all the more reason for proprietors of such places to insist on the break. It's hardly fair for smokers to endanger the health of workers for the sake of a few puffs."

        Until now, Wendy's has refused shareholders' rights to vote on this issue. If you agree with the resolution, please vote "yes." "

VOTE REQUIRED

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

The affirmative vote of a majority of the common shares represented in person or proxy at the Annual Meeting is necessary to adopt the Shareholder Proposal. Unless otherwise indicated, the persons named in the proxy will vote all proxies against the Shareholder Proposal.

--------------------------------------------------------------------------------
OTHER MATTERS

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting in 1998 a shareholder proposal must be received by the Company no later than November 11, 1997. Written requests for inclusion should be addressed to: Corporate Secretary, P. O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P. O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.

By order of the Board of Directors.

                                   /s/ Frederick R. Reed

                                           FREDERICK R. REED
                                               Secretary

                                  EXHIBIT A

                         WENDY'S INTERNATIONAL, INC.

                            1990 STOCK OPTION PLAN
               (REFLECTS AMENDMENTS THROUGH FEBRUARY 20, 1997)

                           PART I -- KEY EMPLOYEES

Section 1. PURPOSE. This Wendy's 1990 Stock Option Plan (hereinafter referred to as the "Plan") is intended as a means whereby key employees (hereinafter referred to as "Employee" or "Employees" and "Optionee" or "Optionees") of Wendy's International, Inc. (hereinafter referred to as the "Company") or its subsidiaries (hereinafter referred to as the "Subsidiaries") can each enlarge his proprietary interest in the Company, thereby encouraging the judgment, initiative and efforts of the Employees for the successful conduct of the Company's business. The Plan is also intended to create common interests between the Employees and the other shareholders of the Company, and to assist the Company in attracting, retaining and motivating Employees.

Section 2. ADMINISTRATION OF THE PLAN. The Board of Directors of the Company shall appoint a Compensation Committee (hereinafter referred to as the "Committee") of not less than three (3) Directors to administer the Plan. The members of the Committee shall serve at the pleasure of the Board, which shall have the power at any time, or from time to time, to remove members from the Committee or to add members thereto. All members of the Committee shall be qualified to administer the Plan as contemplated by Securities and Exchange Commission Rule 16b-3 as amended or superseded from time to time. The Committee shall construe and interpret the Plan, establish such operating guidelines and rules as it deems necessary for the proper administration of the Plan and make such determinations and take such other action in connection with the Plan as it deems necessary and advisable. It shall determine the individuals to whom and the time or times at which Options shall be granted, the number of shares to be subject to each Option, the Option price and the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for purposes of the Plan. Any such construction, interpretation, rule, determination or other action taken by the Committee pursuant to the Plan shall be final, binding and conclusive on all interested parties, including the Company and all former, present and future Employees of the Company.

Actions by a majority of the Committee at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

The Committee shall have no authority to make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of this Plan) or amendment of the exercise price of an Option previously granted under this Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company's shareholders shall have approved such adjustment or amendment.

Section 3. MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN. Subject to any adjustment as provided in the Plan, the shares to be offered under the Plan may be, in whole or in part, authorized but unissued Common Shares of the Company, or issued Common Shares which shall have been reacquired by the Company and held by it as treasury shares. The aggregate number of Common Shares to be delivered upon exercise of all Options granted under the Plan shall not exceed 18,330,000, plus the amount of any additional Common Shares which may result from any share distributions effected after the approval of this Plan by the Board of Directors of the Company. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares with respect thereto shall again be available for other Options to be granted under the Plan unless the Plan shall have been terminated.

Section 4. SELECTION OF OPTIONEES. The Committee, from time to time, subject to the terms and provisions of the Plan, may grant Options to any present and future full-time key employees of the Company and of its present and future Subsidiaries. In determining the persons to whom Options shall be granted and the number of shares to be covered by each Option, the Committee may take into account the nature of the services rendered by such persons, their present and potential contribution to the success and growth of the Company and its Subsidiaries, and such other factors as the Committee, in its discretion, shall deem relevant. Any person who has been granted an Option under a prior stock option plan of the Company may be granted an additional Option or Options under the Plan if the Committee shall so determine.

Section 5. OPTION PRICE. The purchase price for the shares covered by each Option granted shall be not less than one hundred percent (100%) of the fair market value of the shares on the date of the grant of the Option. Such fair market value shall be equal to the mean of the high and low prices at which Common Shares of the Company are traded on the New York Stock Exchange on such date.

Section 6. OPTION REQUIREMENTS. The Options granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced in writing in a form recommended by the Committee and approved by the Board of Directors and shall include the following terms and conditions:

(a) OPTIONEE. Each Option shall state the name of the Optionee.

        (b) NUMBER OF SHARES. Each Option shall state the number of shares to which that Option pertains. During any fiscal year of the Company, no Optionee shall be granted Options covering more than five percent (5%) of the maximum number of Common Shares which may be issued upon exercise of Options granted under the Plan.

        (c) PURCHASE PRICE. Each Option shall state the Option price, which shall be not less than one hundred percent (100%) of the fair market value of the shares covered by such Option on the date of grant of such Option. See Section 5, Option Price, and Section 27, date of grant.

        (d) PAYMENT. The purchase price for the Options being exercised must be paid in full at the time of exercise in a manner acceptable to the Committee. In addition, in order to enable the Company to meet any applicable foreign, federal (including FICA), state and local withholding tax requirements, an Optionee shall also be required to pay the amount of tax to be withheld at the time of exercise. No Common Shares will be delivered to any Optionee until all such amounts have been paid.

        (e) LENGTH OF OPTION. Each Option shall be granted for a period to be determined by the Committee but in no event to exceed more than ten
            (10) years. However, subject to Sections 9 and 10, each Option shall be exercisable only during such portion of its term as the Committee shall determine, and only if the Optionee is employed by the Company or a Subsidiary of the Company at the time of such exercise.

        (f) EXERCISE OF OPTION. With respect to Options offered pursuant to this Plan to an Employee who is subject to Section 16 of the Securities Exchange Act of 1934 ("Section 16 of the Exchange Act"), no option can be exercised for at least six (6) months after the date of grant except in the case of death or Disability as set forth in Section 10 where the Option is otherwise exercisable. Otherwise each Optionee shall have the right to exercise his or her Option in the manner specified in this Plan or in the agreement evidencing granting of such Option.

Section 7. METHOD OF EXERCISE OF OPTIONS. Each Option shall be exercised pursuant to the terms of such Option and pursuant to the terms of the Plan by giving written notice to the Company at its principal place of business or other address designated by the Company, accompanied by cash, check, shares, or other property acceptable to the Committee, in payment of the Option price for the number of shares specified and paid for. From time to time the Committee may establish procedures relating to effecting such exercises. No fractional shares shall be issued as a result of exercising an Option. The Company shall make delivery of such shares as soon as possible; provided, however, that if any law or regulation requires the Company to take action with respect to the shares specified in such notice before issuance thereof, the date of delivery of such shares shall then be extended for the period necessary to take such action.

Section 8. NON-TRANSFERABILITY OF OPTIONS. Except as set forth in Section 10, an Option is exercisable during an Optionee's lifetime only by the Optionee. The Options shall not be transferable except by will or the laws of descent and distribution, and shall terminate as provided in this Plan.

Section 9. EARLIER TERMINATION OF OPTIONS. Except as set forth in Section 10, upon the termination of the Optionee's employment for any reason whatsoever, the Options will terminate as to all shares covered by Options which have not been exercised as of the date of such termination.

Section 10.

        (a) EXERCISE UPON DEATH OR DISABILITY. In the event an Optionee dies while employed by the Company or a Subsidiary, then all Options held by the Optionee shall become immediately exercisable as of the date of death, and the estate of the deceased Optionee shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of one year after the date of the Optionee's death, with exercise to be made as set forth in Section 7.

            In the event an Optionee becomes Disabled while employed by the Company or a Subsidiary, then all Options held by the Optionee shall become immediately exercisable as of the date the Optionee becomes Disabled, and the Optionee (or, in the event the Optionee is incapacitated and unable to exercise Options, the Optionee's legal guardian or legal representative whom the Committee deems appropriate based on applicable facts and circumstances) shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of one year after the date the Optionee becomes Disabled, with exercise to be made as set forth in Section 7.

        (b) EXERCISE UPON RETIREMENT. In the event an Optionee's employment with the Company and its Subsidiaries is terminated by reason of the Optionee's retirement, the Optionee shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of 48 months after the date the Optionee retires in the case of non-qualified stock options and for a period of three months after the date the Optionee retires in the case of Incentive Stock Options, in each case with exercise to be made as set forth in
            Section 7. In the event that an Optionee does not exercise the Optionee's Incentive Stock Options prior to the expiration of the three-month period after the date the Optionee retires, such Options shall be treated as non-qualified stock options upon exercise by the Optionee after such three-month period. For purposes of this Section 10(b), "retirement" shall mean termination of employment at or after attaining age 55 with at least ten (10) years of service (as defined in the Company's qualified retirement plans), other than by reason of death or Disability or for cause.

        (c) EXERCISE UPON TERMINATION OF EMPLOYMENT IN CONNECTION WITH A DISPOSITION OF RESTAURANTS. In the event an Optionee's employment with the Company and its Subsidiaries is terminated without cause in connection with a disposition of one or more restaurants by the Company or its Subsidiaries, the Optionee shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of one year following the Optionee's termination of employment in the case of non-qualified stock options and for a period of three months following the Optionee's termination of employment in the case of Incentive Stock Options, in each case with exercise to be made as set forth in Section 7.

Section 11. TYPES OF STOCK OPTIONS. The Options granted under the Plan may be non-qualified stock options or Incentive Stock Options (as defined in Section 422A of the Internal Revenue Code of 1986, as amended).

Notwithstanding Section 4, above, no Incentive Stock Option shall be granted to an individual owning stock possessing more than ten percent (10%) of the total combined voting power of the Company, or its parent or subsidiary corporations unless (i) the Option price at the time such Option is granted is equal to at least one hundred ten percent (110%) of the fair market value of the shares subject to the Option, and (ii) such Option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted. Further, the aggregate fair market value (determined at the time the Option is granted) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all such plans of the Company and its Subsidiaries) shall not exceed one hundred thousand dollars ($100,000.00).

Section 12. EFFECT OF CHANGE IN COMMON SHARES SUBJECT TO THE PLAN. In the event any dividend upon the Common Shares payable in shares is declared by the Company, or in case of any subdivision or combination of the outstanding Common Shares, the aggregate number of Common Shares to be delivered upon exercise of all Options granted under the Plan shall be increased or decreased proportionately so that there will be no change in the aggregate purchase price payable upon the exercise of the Options. In the event of any other recapitalization or any reorganization, merger, consolidation or any change in the corporate structure or stock of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate to reflect accurately the terms of the Options as to the number and kind of shares deliverable upon subsequent exercising of the Options and in the Option prices under the Options.

Section 13. LISTING AND REGISTRATION OF COMMON SHARES. If at any time the Board of Directors shall determine that listing, registration or qualification of the Common Shares covered by the Option upon any securities exchange or under any state or federal law or the consent or the approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the purchase of Common Shares under the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Any person exercising an Option shall make such representations and agreements and furnish such information as the Board or the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

Section 14. NO OBLIGATION TO EXERCISE OPTION. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

Section 15. MISCONDUCT. In the event that an Optionee has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company or its Subsidiaries, or (ii) breached any contract with or violated any fiduciary obligation to the Company or its Subsidiaries, or (iii) engaged in unlawful trading in the securities of the Company or its Subsidiaries or of another company based on information gained as a result of that Optionee's employment with the Company or its Subsidiaries, then that Optionee shall forfeit all rights to any unexercised Options granted under the Plan and all of that Optionee's outstanding Options shall automatically terminate and lapse, unless the Committee shall determine otherwise.

Section 16. FOREIGN EMPLOYEES. Without amending the Plan, the Committee may grant Options to eligible Employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of laws of other countries in which the Company or its Subsidiaries operate or have employees.

Section 17. BUY OUT OF OPTION GAINS. At any time after any Option becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and pay to the Optionee the excess of the fair market value of the Common Shares covered by such Option over the Option price of such Option at the date the Committee provides written notice (the "Buy Out Notice") of the intention to exercise such right. Buy outs pursuant to this provision shall be effected by the Company as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in Common Shares, or partly in cash and partly in Common Shares, as the Committee deems advisable. To the extent payment is made in Common Shares, the number of shares shall be determined by dividing the amount of the payment to be made by the fair market value of a Common Share at the date of the Buy Out Notice. In no event shall the Company be required to deliver a fractional Common Share in satisfaction of this buy out provision. Payments of any such buy out amounts shall be made net of any applicable foreign, federal (including FICA), state and local withholding taxes. For the purposes of this Section 17, fair market value shall be equal to the mean of the high and low prices at which Common Shares of the Company are traded on the New York Stock Exchange on the relevant date.

Section 18. NO RIGHTS TO OPTIONS OR EMPLOYMENT. No Employee or other person shall have any claim or right to be granted an Option under the Plan. Having received an Option under the Plan shall not give an Employee any right to receive any other grant under the Plan. An Optionee shall have no rights to or interest in any Option except as set forth herein. Neither the Plan nor any action taken herein shall be construed as giving any Employee any right to be retained in the employ of the Company or its Subsidiaries.

Section 19. MERGER, CONSOLIDATION, ETC. In the event that the Company is a party to a plan or agreement for merger or consolidation or reclassification of its securities or the exchange of its securities for the securities of another person which has acquired the Company's assets or which is in control (as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended) of a person which has acquired the Company's assets, where the terms of such plan or agreement are binding upon all shareholders of the Company, except to the extent that dissenting shareholders may be entitled to relief under Section 1701.85 of the Ohio Revised Code, then Options granted and outstanding pursuant to the Plan for more than six (6) months, notwithstanding the date of exercise fixed in the grant of such Options, shall become immediately exercisable and each Optionee shall be entitled to receive, upon payment of the amount required for exercise of each Option, securities or cash consideration, or both, equal to those the Optionee would have been entitled to receive under such plan or agreement if the Optionee had already exercised such Option.

Section 20. AMENDMENT OR TERMINATION. The Board of Directors may amend or terminate the Plan at any time, provided that the Board of Directors shall not (except as provided in Sections 9, 10 and 12 hereof) make any change in the Options which will impair the rights of the Optionee therein, without the consent of the Optionee.

Section 21. OTHER ACTIONS. This Plan shall not restrict the authority of the Committee, the Board of Directors or of the Company or its Subsidiaries for proper corporate purposes to grant or assume stock options, other than under the Plan, to or with respect to any Employee or other person.

Section 22. COSTS AND EXPENSES. Except as provided in Section 6(d) hereof with respect to taxes, the costs and expenses of administering the Plan shall be borne by the Company, and shall not be charged to any grant nor to any Employee receiving a grant.

Section 23. PLAN UNFUNDED. The Plan shall be unfunded. Except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

Section 24. LAWS GOVERNING PLAN. This Plan shall be construed under and governed by the laws of the State of Ohio.

Section 25. CAPTIONS. The captions to the several sections hereof are not a part of this Plan, but are merely guides or labels to assist in locating and reading the several sections hereof.

Section 26. EFFECTIVE DATE. The Plan shall become effective on the date it is approved by the Board of Directors of the Company.

Section 27. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meaning set forth below:

        (a) The "date of grant" or "grant date" of an Option shall be the date on which an Option is granted under the Plan.

        (b) "Option" means the right granted under the Plan to an Optionee to purchase a Common Share of the Company at a fixed price for a specified period of time.

        (c) "Option price" means the price at which a Common Share covered by an Option granted hereunder may be purchased.

        (d) With regard to any particular Employee, "Disabled" shall have (i) the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, in the context of determining the period during which Incentive Stock Options granted to such Employee may be exercised and (ii) the meaning set forth in the Company's long term disability program applicable to such Employee in the context of determining the period during which non-qualified stock options granted such Employee may be exercised.

PART II: NON-EMPLOYEE DIRECTORS

Section 1. PURPOSE. Part II of the Wendy's 1990 Stock Option Plan (hereinafter referred to as the "Plan") is intended as a means whereby Non-Employee Directors (hereinafter referred to as "Optionee" or "Optionees") of Wendy's International, Inc. (hereinafter referred to as the "Company") can each enlarge his proprietary interest in the Company, thereby encouraging the judgment, initiative and efforts of the Non-Employee Directors for the successful conduct of the Company's business. The Plan is also intended to create common interests between the Non-Employee Directors and the other shareholders of the Company, and to assist the Company in attracting, retaining and motivating the Non-Employee Directors.

Section 2. ADMINISTRATION OF THE PLAN. The Board of Directors of the Company shall appoint a Compensation Committee (hereinafter referred to as the "Committee") of not less than three (3) Directors to administer the Plan. The members of the Committee shall serve at the pleasure of the Board, which shall have the power at any time, or from time to time, to remove members from the Committee or to add members thereto. All members of the Committee shall be qualified to administer the Plan as contemplated by Securities and Exchange Commission Rule 16b-3 as amended or superseded from time to time. The Committee shall construe and interpret the Plan, establish such operating guidelines and rules as it deems necessary for the proper administration of the Plan and make such determinations and take such other action in connection with the Plan as it deems necessary and advisable. Any such construction, interpretation, rule, determination or other action taken by the Committee pursuant to the Plan shall be final, binding and conclusive on all interested parties, including the Company and all former, present and future Non-Employee Directors of the Company.

Actions by a majority of the Committee at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

The Committee shall have no authority to make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of this Plan) or amendment of the exercise price of an Option previously granted under this Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company's shareholders shall have approved such adjustment or amendment.

Section 3. MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN. Subject to any adjustment as provided in the Plan, the shares to be offered under the Plan may be, in whole or in part, authorized but unissued Common Shares of the Company, or issued Common Shares which shall have been reacquired by the Company and held by it as treasury shares. The aggregate number of Common Shares to be delivered upon exercise of all Options granted under the Plan shall not exceed 170,000, plus the amount of any additional Common Shares which may result from any share distributions effected after the approval of this Plan by the Board of Directors of the Company. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares with respect thereto shall again be available for other Options to be granted under the Plan unless the Plan shall have been terminated.

Section 4. STOCK OPTION GRANTS.

        (a) Each Non-Employee Director of the Company on the effective date of the Plan shall be granted the number of Options equal to three (3) times the number of Options calculated for each such Director as follows: 50% of the amount paid to such Director in 1990 as director's fees (including quarterly retainer fees and Board meeting fees but excluding committee meeting fees and expense reimbursements), divided by the Option exercise price and rounded to the nearest whole share.

        (b) In 1992 and 1993, each year, the number of Options to be granted to each Non-Employee Director of the Company shall be equal to 50% of the amount paid to such Director during the preceding fiscal year as director's fees (including quarterly retainer fees and Board meeting fees but excluding committee meeting fees and expense reimbursements), divided by the Option exercise price and rounded to the nearest whole share. Such Options shall be granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. In the event that an insufficient number of shares remains available under the Plan for issuance to all Non-Employee Directors in a fiscal year, then unless the Plan is amended to provide additional shares or the Company adopts another stock option plan under which the Non-Employee Directors can participate, the Non-Employee Directors shall participate on a prorata basis.

        (c) Commencing in 1994, each year, each Non-Employee Director of the Company shall be granted Options to purchase 1,100 Common Shares. Such Options shall be granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. In the event that an insufficient number of shares remains available under the Plan for issuance to all Non-Employee Directors in a fiscal year, then unless the Plan is amended to provide additional shares or the Company adopts another stock option plan under which the Non-Employee Directors can participate, the Non-Employee Directors shall participate on a prorata basis.

        (d) Commencing in 1997, each year, each Non-Employee Director of the Company shall be granted Options to purchase 2,500 Common Shares. Such Options shall be granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. In the event that an insufficient number of shares remains available under the Plan for issuance to all Non-Employee Directors in a fiscal year, then unless the Plan is amended to provide additional shares or the Company adopts another stock option plan under which the Non-Employee Directors can participate, the Non-Employee Directors shall participate on a prorata basis.

Section 5. OPTION PRICE. The purchase price for the shares covered by each Option granted shall be the fair market value of the shares on the date of the grant of the Option. Such fair market value shall be equal to the mean of the high and low prices at which Common Shares of the Company are traded on the New York Stock Exchange on such date.

Section 6. OPTION REQUIREMENTS. The Options granted pursuant to the Plan shall be evidenced in writing in a form recommended by the Committee and approved by the Board of Directors and shall include the following terms and conditions:

        (a) OPTIONEE. Each Option shall state the name of the Optionee.

        (b) NUMBER OF SHARES. Each Option shall state the number of shares to which that Option pertains.

        (c) PURCHASE PRICE. Each Option shall state the Option price, which shall be one hundred percent (100%) of the fair market value of the shares covered by such Option on the date of grant of such Option. See Section 5, Option Price, and Section 26, date of grant.

        (d) PAYMENT. The purchase price for the Options being exercised must be paid in full at the time of exercise in a manner acceptable to the Committee. In addition, in order to enable the Company to meet any applicable foreign, federal (including FICA), state and local withholding tax requirements, an Optionee shall also be required to pay the amount of tax to be withheld at the time of exercise. No Common Shares will be delivered to any Optionee until all such amounts have been paid.

        (e) LENGTH OF OPTION. Each Option shall be granted for a period of ten
            (10) years. However, subject to Sections 9 and 10, each Option shall be exercisable only during such portion of its term as hereinafter set forth and only if the Optionee is either a Non-Employee Director of the Company or is employed by the Company or a Subsidiary of the Company at the time of such exercise.

        (f) EXERCISE OF OPTION. Twenty-five (25%) percent of the Options covered by each grant shall become exercisable on each of the four anniversaries of the grant date for such Options. Otherwise, each Optionee shall have the right to exercise his or her Options in the manner specified in this Plan.

Notwithstanding any provision in the Plan to the contrary, the Options shall not be exercisable in whole or in part unless and until the Plan is approved by the shareholders of the Company.

Section 7. METHOD OF EXERCISE OF OPTIONS. Each Option shall be exercised pursuant to the terms of such Option and pursuant to the terms of the Plan by giving written notice to the Company at its principal place of business or other address designated by the Company, accompanied by cash, check, shares, or other property acceptable to the Committee in payment of the Option price for the number of shares specified and paid for. From time to time the Committee may establish procedures relating to effecting such exercises. No fractional shares shall be issued as a result of exercising an Option. The Company shall make delivery of such shares as soon as possible; provided, however, that if any law or regulation requires the Company to take action with respect to the shares specified in such notice before issuance thereof, the date of delivery of such shares shall then be extended for the period necessary to take such action.

Section 8. NON-TRANSFERABILITY OF OPTIONS. Except as set forth in Section 10, an Option is exercisable during an Optionee's lifetime only by the Optionee. The Options shall not be transferable except by will or the laws of descent and distribution, and shall terminate as provided in this Plan.

Section 9. EARLIER TERMINATION OF OPTIONS. Except as set forth in Section 10 of this Plan, if the Optionee ceases to be a Non-Employee Director of the Company or an employee of the Company or its Subsidiaries for any reason whatsoever, the Options will terminate as to all shares covered by Options which have not been exercised as of such date.

Section 10.

        (a) EXERCISE UPON DEATH OR DISABILITY. In the event an Optionee dies while either a Non-Employee Director of the Company or while employed by the Company or a Subsidiary, then all Options held by the Optionee shall become immediately exercisable as of the date of death, and the estate of the deceased Optionee shall have the right to exercise any rights the Optionee would have under this Plan for a period of one year after the date of the Optionee's death, with exercise to be made as set forth in Section 7.

            In the event an Optionee becomes Disabled while either a Non-Employee Director of the Company or while employed by the Company or a Subsidiary, then all Options held by the Optionee shall become immediately exercisable as of the date the Optionee becomes Disabled, and the Optionee (or, in the event the Optionee is incapacitated and unable to exercise Options, the Optionee's legal guardian or legal representative whom the Committee deems appropriate based on applicable facts and circumstances) shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of one year after the date the Optionee becomes Disabled, with exercise to be made as set forth in Section 7.

        (b) EXERCISE UPON RETIREMENT. In the event an Optionee retires as a Non-Employee Director or as an employee of the Company and its Subsidiaries, the Optionee shall have the right to exercise any rights the Optionee would otherwise have under this Plan for a period of 48 months after the date of such retirement, with exercise to be made as set forth in Section 7. For purposes of this Section 10(b), "retirement" shall mean termination of membership on the Company's Board of Directors at or after attaining age 55 with at least ten (10) years of service as a member of the Board, other than by reason of death or Disability or for cause, and "termination for cause" shall mean termination of membership on the Board of Directors on account of any fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of assets or opportunities of the Company or its Subsidiaries.

Section 11. TYPES OF STOCK OPTIONS. The Options granted under the Plan shall be non-qualified stock options.

Section 12. EFFECT OF CHANGE IN COMMON SHARES SUBJECT TO THE PLAN. In the event any dividend upon the Common Shares payable in shares is declared by the Company, or in case of any subdivision or combination of the outstanding Common Shares, the aggregate number of Common Shares to be delivered upon exercise of all Options granted under the Plan shall be increased or decreased proportionately so that there will be no change in the aggregate purchase price payable upon the exercise of the Options. In the event of any other recapitalization or any reorganization, merger, consolidation or any change in the corporate structure or stock of the Company, the Board of Directors shall make such adjustment, if any, as it may deem appropriate to reflect accurately the terms of the Options as to the number and kind of shares deliverable upon subsequent exercising of the Options and in the Option prices under the Options.

Section 13. LISTING AND REGISTRATION OF COMMON SHARES. If at any time the Board of Directors shall determine that listing, registration or qualification of the Common Shares covered by the Option upon any securities exchange or under any state or federal law or the consent or the approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the purchase of Common Shares under the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Any person exercising an Option shall make such representations and agreements and furnish such information as the Board or the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

Section 14. NO OBLIGATION TO EXERCISE OPTION. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

Section 15. MISCONDUCT. In the event that an Optionee has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company or its Subsidiaries, or (ii) breached any contract with or violated any fiduciary obligation to the Company or its Subsidiaries, or (iii) engaged in unlawful trading in the securities of the Company or its Subsidiaries or of another company based on information gained as a result of that Optionee serving as a Non-Employee Director of the Company, then that Optionee shall forfeit all rights to any unexercised Options granted under the Plan and all of that Optionee's outstanding Options shall automatically terminate and lapse, unless the Committee shall determine otherwise.

Section 16. BUY OUT OF OPTION GAINS. At any time after any Option becomes exercisable, the Board of Directors (excluding any Director who holds Options for which the buy out election is being considered) shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and pay to the Optionee the excess of the fair market value of the Common Shares covered by such Option over the Option price of such Option at the date the Board provides written notice (the "Buy Out Notice") of the intention to exercise such right. Buy outs pursuant to this provision shall be effected by the Company as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in Common Shares, or partly in cash and partly in Common Shares, as the Board deems advisable. To the extent payment is made in Common Shares, the number of shares shall be determined by dividing the amount of the payment to be made by the fair market value of a Common Share at the date of the Buy Out Notice. In no event shall the Company be required to deliver a fractional Common Share in satisfaction of this buy out provision. Payments of any such buy out amounts shall be made net of any applicable foreign, federal (including FICA), state and local withholding taxes. For the purposes of this Section 16, fair market value shall be equal to the mean of the high and low prices at which Common Shares of the Company are traded on the New York Stock Exchange on the relevant date.

Section 17. NO OTHER RIGHTS. An Optionee shall have no rights to or interest in any Option except as set forth herein. Neither the Plan nor any action taken herein shall be construed as giving any Optionee any right to remain as a Director of the Company.

Section 18. MERGER, CONSOLIDATION, ETC. In the event that the Company is a party to a plan or agreement for merger or consolidation or reclassification of its securities or the exchange of its securities for the securities of another person which has acquired the Company's assets or which is in control (as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended) of a person which has acquired the Company's assets, where the terms of such plan or agreement are binding upon all shareholders of the Company, except to the extent that dissenting shareholders may be entitled to relief under Section 1701.85 of the Ohio Revised Code, then Options granted and outstanding pursuant to the Plan for more than six (6) months, notwithstanding the date of exercise fixed in the grant of such Options, shall become immediately exercisable and each Optionee shall be entitled to receive, upon payment of the amount required for exercise of each Option, securities or cash consideration, or both, equal to those the Optionee would have been entitled to receive under such plan or agreement if the Optionee had already exercised such Option.

Section 19. AMENDMENT OR TERMINATION. The Board of Directors may amend or terminate the Plan at any time, provided that the Board of Directors shall not (except as provided in Sections 9, 10 and 12 hereof) make any change in the Options which will impair the rights of the Optionee therein, without the consent of the Optionee, and further provided that any amendment which would (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of Common Shares which may be issued under the Plan, (iii) materially modify the requirements as to eligibility or participation in the Plan, or (iv) otherwise amend the Plan in such manner where shareholder approval is necessary to comply with any legal, tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Securities Exchange Act of 1934, shall not be made without the approval of the shareholders of the Company.

Section 20. OTHER ACTIONS. This Plan shall not restrict the authority of the Committee, the Board of Directors or of the Company or its Subsidiaries for proper corporate purposes to grant or assume stock options, other than under the Plan, to or with respect to any Optionee or other person.

Section 21. COSTS AND EXPENSES. Except as provided in Section 6(d) hereof with respect to taxes, the costs and expenses of administering the Plan shall be borne by the Company, and shall not be charged to any grant nor to any Optionee receiving a grant.

Section 22. PLAN UNFUNDED. The Plan shall be unfunded. Except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

Section 23. LAWS GOVERNING PLAN. This Plan shall be construed under and governed by the laws of the State of Ohio.

Section 24. CAPTIONS. The captions to the several sections hereof are not a part of this Plan, but are merely guides or labels to assist in locating and reading the several sections hereof.

Section 25. EFFECTIVE DATE. The Plan shall become effective on the date it is approved by the Board of Directors of the Company.

Section 26. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meaning set forth below:

        (a) The "date of grant" or "grant date" of an Option shall be the date on which an Option is granted under the Plan.

        (b) The phrase "Non-Employee Director" means a member of the Board of Directors of the Company who is not an employee of the Company or any of its Subsidiaries.

        (c) "Option" means the right granted under the Plan to an Optionee to purchase a Common Share of the Company at a fixed price for a specified period of time.

        (d) "Option price" means the price at which a Common Share covered by an Option granted hereunder may be purchased.

        (e) "Subsidiaries" means the subsidiaries of Wendy's International, Inc.

        (f) With regard to any particular Employee, "Disabled" shall have the meaning set forth in the Company's long term disability program generally applicable to officers of the Company.

                       MAP TO WENDY'S INTERNATIONAL, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                 COLUMBUS, OHIO

                           [MAP TO WENDY'S MEETING]

                            TUESDAY, APRIL 29, 1997
                          MEETING BEGINS AT 10:00 A.M.
                            DOORS OPEN AT 9:30 A.M.

                             ALADDIN SHRINE TEMPLE
                               3850 STELZER ROAD
                               COLUMBUS, OH 43219
                                 (614) 475-2609

                  FOR FURTHER INFORMATION, CALL 1-800-443-7266
                          AND ASK FOR EXTENSION 3251.

                           WENDY'S INTERNATIONAL, INC.


    PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL
                             MEETING APRIL 29, 1997

The undersigned hereby constitutes and appoints R. David Thomas, Gordon F. Teter and Frederick R. Reed, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Wendy's International, Inc. to be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Tuesday, April 29, 1997, and any adjournments thereof, on all matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR APPROVAL OF INDEPENDENT ACCOUNTANTS, FOR APPROVAL OF AMENDMENTS TO THE COMPANY'S 1990 STOCK OPTION PLAN, AND AGAINST THE SHAREHOLDER PROPOSAL.

COMMENTS:  (Change of address)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE CORRESPONDING BOX ON THE REVERSE SIDE OF THE CARD.)


                                                    SEE REVERSE
                                                       SIDE

[X] PLEASE MARK YOUR
    VOTES AS THIS
    EXAMPLE





               FOR     WITHHELD
               /  /     /  /
1.  Election                       NOMINEES:      Fielden B. Nutter,
    of                                            Sr., James V. Pickett,
    Directors                                     Thomas F. Keller, Ronald V.
                                                  Joyce and Andrew G. McCaughey

FOR, except vote withheld from the following nominee(s):

______________________________________________


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR
DIRECTORS, FOR PROPOSALS 2 AND 3, AND AGAINST THE SHAREHOLDER
PROPOSAL.




2. Approval of Independent
   Accountants

                                  FOR      AGAINST     ABSTAIN
                                  /  /      /  /         /  /
3. Approval of
   amendments to the Company's
   1990 Stock Option Plan


                                  /  /       /  /       /  /
4. Adoption of the Shareholder
   Proposal regarding smoking


                                 /  /       /  /        /  /

5. In their discretion, the
   proxies are authorized to
   vote on such other business as
   may properly come before the
   meeting

                              Change of     /  /
                       Address/comments
                        on reverse side


       I plan to  /  /      I do not plan   /  /
      attend the                to attend
         meeting              the meeting


SIGNATURE(S) _______________________________________ DATE _____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

Dear Wendy's Shareholder:

You are invited to join our directors and management at the Annual Meeting of Shareholders of Wendy's International, Inc. The meeting will be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio, 43219, on Tuesday, April 29, 1997, beginning at 10 a.m.

We will elect directors, ratify the selection of independent public accountants, approve amendments to the Company's 1990 Stock Option Plan, consider a shareholder proposal (if presented at the meeting) and transact such other business as may properly come before the meeting. We will also give you an overview on our growth strategy with Wendy's and Tim Hortons restaurants. And, Wendy's Senior Chairman of the Board and Founder Dave Thomas plans to attend the meeting. We hope you will be able to join us.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form, and date, sign and return your proxy form in the enclosed envelop as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of Wendy's directors.

Sincerely,

/s/ Gordon F. Teter

    Chairman, Chief Executive Officer and President